EXHIBIT 2

                                                               Execution copy

                            SHARE PURCHASE AGREEMENT

                             HUHTAMAKI VAN LEER OYJ

                                 as the Seller



                                     and




                            GREIF BROS. CORPORATION

                               as the Purchaser



                      for the acquisition by the Purchaser
                      of the entire issued share capital of
                      Royal Packaging Industries Van Leer N.V.

                                 NAUTADUTILH
                                  Amsterdam

Place: Amsterdam
Date: 27 October 2000


                              TABLE OF CONTENTS

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
ARTICLE 1       INTERPRETATION
1.1            	Definitions                                           6
1.2             References                                            15
ARTICLE 2       SALE AND PURCHASE OF THE SHARES                       15
2.1            	Sale and Purchase of the Shares                       15
2.2             Transfer of the Shares                                16
ARTICLE 3       PURCHASE PRICE AND PAYMENT                            17
3.1             Purchase Price                                        17
3.2             Provisional Purchase Price                            17
3.3             Payment                                               18
ARTICLE 4       ADJUSTMENT TO PROVISIONAL PURCHASE PRICE              18
4.1             Reduction of the Provisional Purchase Price           18
4.2             Increase of the Provisional Purchase Price            19
4.3             Closing Balance Sheet                                 19
4.4             Open Issues                                           21
4.5             Payment of the Adjustment                             22
4.6             Conversion US dollars - Euro                          23
ARTICLE 5       REPRESENTATIONS AND WARRANTIES                        23
5.1             Seller's Representations and Warranties               23
5.2             Purchaser's Representations and Warranties            23
ARTICLE 6       INDEMNIFICATION AND SURVIVAL                          23
6.1             Indemnification                                       23
6.2             Survival of the Seller's Representations
                and Warranties                                        24
6.3             Purchaser's Investigation and Awareness               25
6.4             Limitation of Indemnification Amount under the
                Seller's Representations and Warranties               25
6.5             Threshold                                             26
6.6             Effects of Taxes, Insurances and Provisions           26
6.7             Change of law                                         27
6.8             Information of Claim                                  27
6.9             Defence against Third Party Claims                    27
6.10            Officers and Directors of the Company's Group         29
6.11            Environmental Liability and Indemnity                 29
ARTICLE 7       PRE-CLOSING COVENANTS                                 43
7.1             Conduct of Business                                   43
7.2             Reorganisation                                        44
7.3             Access to Information and Properties                  46
7.4             Belgian Coordination Center                           46
7.5             Supervisory Board Van Leer Netherlands B.V.           46
ARTICLE 8       CONDITIONS PRECEDENT                                  46
8.1             Conditions Precedent to the Obligations of
                both Parties                                          46
8.2             Conditions Precedent to the Purchaser's Obligations   48
8.3             Conditions Precedent to the Seller's Obligations      48
8.4             Fulfilment of Conditions Precedent                    48
8.5             Material Breach                                       49
ARTICLE 9       CLOSING                                               50
9.1             Place of Closing                                      50
9.2             Settlement of intercompany debt                       50
9.3             Release of guarantees and indemnity                   50
9.4             Pensions                                              51
9.5             Service Agreement                                     53
9.6             Insurance Policies                                    53
9.7             Resignation of Directors                              53
9.8             Custody Agreement                                     53
9.9             Further Closing actions to be taken                   53
ARTICLE 10      NON-COMPETITION AND CONFIDENTIALITY                   54
10.1            Non-Competition Seller                                54
10.2            Non-Solicitation Purchaser                            55
10.3            Confidentiality                                       55
10.4            Name Van Leer and Huhtamaki                           55
ARTICLE 11      ANNOUNCEMENT                                          56
11.1            Disclosure                                            56
11.2            Press release                                         56
ARTICLE 12      TERMINATION                                           57
12.1            Termination                                           57
12.2            Effect of Termination                                 57
ARTICLE 13      MISCELLANEOUS                                         58
13.1            Entire Agreement                                      58
13.2            Further Assurance                                     58
13.3            Changes                                               58
13.4            Invalid Provisions                                    59
13.5            Descriptive Headings                                  59
13.6            Expenses                                              59
13.7            No Implied Waivers                                    59
13.8            No Rescission                                         60
13.9            Notices                                               60
13.10           Assignment                                            61
13.11           Civil Law Notary                                      61
13.12           Counterparts                                          62
ARTICLE 14      GOVERNING LAW AND DISPUTES                            62
14.1            Governing Law                                         62
14.2            Disputes                                              62
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
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Schedules
Schedule 1           Draft deed of transfer of Shares
Schedule 2           Due Diligence Information List
Schedule 3           Purchaser's Representations and Warranties
Schedule 4 (i)       Seller's Representations and Warranties
Schedule 4 (ii)      Disclosure Letter
Schedule 5           Form of Service Agreement
Schedule 6           Significant Subsidiaries
Schedule 7           Merrill Lynch comfort letter
Schedule 8 (i)       Description of Reorganisation
Schedule 8 (ii)      Reorganisation indemnity exceptions
Schedule 9           Form of Transition Period Agreement
Schedule 10 (i)      Legal opinion of Seller's Finnish counsel
Schedule 10 (ii)     Legal opinion of Purchaser's US counsel
Schedule 11          Insurance policies terminating at Closing
Schedule 12          Jurisdictions re non-competition
Schedule 13          Press release
Schedule 14          Split enterprise pension funds
Schedule 15          Split enterprise pension fund employees
Schedule 16          Intentionally left blank
Schedule 17 (i)      List of accounts re Net Outstanding Indebtedness
Schedule 17 (ii)     List of accounts re Net Working Capital
Schedule 18          Mexico related loan
Schedule 19          Hypothetical calculations Provisional Purchase
                     Price
Schedule 20          Minimum Supporting Data
Schedule 21          Environmental disclosure letter
Schedule 22          Property
Schedule 23          Intentionally left blank
Schedule 24          Known matters excluded from insurance coverage
Schedule 25          Van Leer Corporate Environmental Policy
Schedule 26          Form of Custody Agreement


                      SHARE PURCHASE AGREEMENT


THE UNDERSIGNED:

(1) HUHTAMAKI VAN LEER OYJ, a company duly incorporated and validly existing under the laws of Finland, established and having its principal office in Espoo as the seller (the
    "Seller"); and

(2) GREIF BROS. CORPORATION, a corporation organised under the laws of the State of Delaware, USA, having its principal offices at 425 Winter Road, Delaware, Ohio, USA as the purchaser (the "Purchaser");

WHEREAS:

A. on the date hereof, the Seller has full right and title to the entire issued share capital of ROYAL PACKAGING INDUSTRIES
   VAN LEER N.V., a public company with limited liability organised under the laws of the Netherlands, having its registered seat and office at Amstelveen, the Netherlands as (the "Company");

B. the Company, directly or indirectly, has full right and title to the Subsidiary Shares (as hereinafter defined);

C. prior to Closing (as hereinafter defined), the Seller may transfer the Shares (as hereinafter defined) to one of its subsidiaries as further provided in Article 2.1 and Article
   13.10;

D. the Seller wishes to sell the Shares to the Purchaser (or, as the case may be, the Seller wishes to cause its subsidiary to which it has transferred the Shares prior to Closing to sell and transfer the Shares to the Purchaser) and the Purchaser wishes to purchase the Shares from the Seller (or as the case may be, from the subsidiary to which the Seller will have transferred the Shares prior to Closing) subject to the terms and conditions and for the Purchase Price as set forth in this agreement (the "Agreement"); and

E. all required procedures, if any, to be followed under employee or trade union consultation legislation and regulations under Dutch law which have to be completed prior to execution of this Agreement, have been completed .



NOW HEREBY AGREE AS FOLLOWS:

ARTICLE 1 INTERPRETATION

1.1 Definitions
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Unless the context requires otherwise, the following capitalised terms and expressions in this Agreement are defined terms and expressions which shall have the following meanings:

Agreement:                    this Share Purchase Agreement

Annex:                        each of the annexes to Schedule 4(i)

Breach:                       shall have the meaning given to it in
                              Article 6.1

Civil Law Notary:             civil law notary Mr F. Oldenburg or any
                              other civil law notary of Nauta Dutilh,
                              attorneys, civil law notaries and tax
                              advisers or any of their deputies

Closing:                      the completion of the transactions
                              contemplated by this Agreement on the
                              Closing Date

Closing Balance Sheet:        the audited consolidated balance
                              sheet of the Industrial Packaging
                              Division as at Closing to be prepared
                              in accordance with Articles 4.3 and 4.4

Closing Date:                 a date to be agreed upon by the
                              Parties, which date shall be within ten
                              (10) days after fulfilment or waiver of
                              all conditions precedent set forth in
                              Article 8

Company:                      Royal Packaging Industries Van Leer
                              N.V., a public company with limited
                              liability organised under the laws of
                              the Netherlands, having its registered
                              seat and office at Amstelveen, the
                              Netherlands

Company's Group:              the Company and its Subsidiaries

Confidentiality Agreement:    the agreement between the Parties dated
                              28 March 2000 setting forth the terms
                              and conditions on confidentiality with
                              respect to this transaction and as
                              further referred to in Article 10.3 and
                              13.1 of this Agreement

Consumer Packaging Division:  the subsidiaries of the Seller, excluding the Company's Group and
                              excluding the Included Assets and
                              including the Excluded Assets

Deed of Transfer:             the notarial deed of transfer of the
                              Shares in the form of Schedule 1

Disclosure Letter:            the letter, with the annexes
                              attached thereto and made part thereof,
                              of even date with this Agreement from
                              the Seller to the Purchaser, attached
                              to and made part of Schedule 4 (ii), as
                              accepted in writing by the Purchaser
                              and containing various specific
                              disclosures against the Seller's
                              Representations and Warranties

Due Diligence Information:    the information as listed in part (i),
                              (ii) and (iii) of Schedule 2 disclosed
                              by the Seller or the Company's Group to
                              the Purchaser in connection with the
                              due diligence investigation carried out
                              by the Purchaser into the Company's
                              Group

Dutch GAAP:                   the accounting principles and
                              practices generally accepted in the
                              Netherlands with respect to the
                              preparation of annual accounts

Encumbrances:                 any lien (statutory or other),
                              attachment, charge, security interest,
                              mortgage, deed of trust, pledge,
                              hypothecation, assignment, usufruct,
                              conditional sale or other title
                              retention agreement, preference,
                              priority or other security agreement or
                              preferential arrangement of any kind or
                              nature, and any easement, encroachment,
                              restriction, right of way or other
                              encumbrance of any kind

Environmental Laws            any and all applicable laws,
                              regulations, rules, orders,
                              ordinances, and/or decrees issued,
                              promulgated, enforced, or enacted by
                              any national, federal, state, or local
                              government or governmental authority,
                              and any non-statutory, common law, or
                              court decision, and concerning the
                              Investigation (as defined in Article
                              6.11.1 of this Agreement) of or the
                              actual or threatened contamination,
                              release, discharge, dispersal, escape,
                              migration or presence of pollutants in
                              the air, land, soil, subsurface
                              strata, surface water, or ground water

Estimated Net Outstanding
Indebtedness:                 the estimated Net Outstanding
                              Indebtedness as referred to in Article
                              3.2

Estimated Net Working
Capital:                      the estimated Net Working Capital as
                              referred to in Article 3.2

Excluded Assets:              the assets and liabilities of the
                              Company's Group as per the Closing
                              Date which are not Included Assets

Included Assets:              the assets and liabilities reflected
                              in the Pro Forma Accounts plus the
                              assets and liabilities belonging to
                              the business of the Industrial
                              Packaging Division which under Dutch
                              GAAP do not need to be reflected in
                              such Pro Forma Accounts, less those
                              assets disposed of and liabilities
                              discharged since 31 December 1999 in
                              the ordinary course of business of the
                              Industrial Packaging Division and plus
                              those assets acquired and liabilities
                              incurred by the Industrial Packaging
                              Division since 31 December 1999 in its
                              ordinary course of business

Indemnification Amount:       shall have the meaning given to it
                              in Article 6.1

Industrial Packaging
Division:                     the Company's Group including the
                              Included Assets and excluding the
                              Excluded Assets

Net Outstanding Indebtedness: the sum of (i) all interest-bearing indebtedness (including, without
                              limitation, long term loans, short
                              term loans, the current portion of
                              long term loans and, in each case, any
                              accrued interest thereon), (ii) all
                              negative cash accounts, overdrafts
                              and, in each case, any accrued
                              interest thereon, (iii) the amount of
                              all provisions and reserves for
                              unfunded pension liabilities and pre-
                              pension and post and early retirement
                              obligations included under "Provisions
                              for liabilities and other charges"
                              included in the Closing Balance Sheet,
                              (iv) all capitalised leases or other
                              leases which, pursuant to Dutch GAAP,
                              should be characterised as capital
                              leases, (v) the amount of outside
                              shareholders' interest included under
                              "Capital and Reserves" included in the
                              Closing Balance Sheet and (vi) accrual
                              for performance incentives as further
                              set forth in Article 4.3, minus (a)
                              all interest-bearing short term loan
                              receivables, interest-bearing long
                              term loan receivables and other
                              interest-bearing receivables, in each
                              case, net of related provisions and
                              reserves therefor (including, without
                              limitation, any accrued interest
                              thereon), and minus (b) all cash and
                              cash equivalents (including bank
                              receivables and marketable securities)
                              and, in each case, any accrued
                              interest thereon, of the Industrial
                              Packaging Division on a consolidated
                              basis as at Closing and all as the
                              same are determined in accordance with
                              the accounting principles and
                              practices applied on a basis
                              consistent with the accounting
                              principles and practices applied with
                              respect to the Pro Forma Accounts as
                              if the Closing were the year end; for
                              the avoidance of doubt it is hereby
                              provided that Net Outstanding
                              Indebtedness will be considered to be
                              a negative amount for the purpose of
                              calculating the Purchase Price if the
                              amount of the sum of the liabilities
                              referred to in subparagraphs (i)
                              through (vi) above is higher than the
                              amount of the sum of the assets
                              referred to in subparagraphs (a) and
                              (b) above and that Net Outstanding
                              Indebtedness  will be considered to be
                              a positive amount for the purpose of
                              calculating the Purchase Price if the
                              amount of the sum of the liabilities
                              referred to in subparagraphs (i)
                              through (vi) above is lower than the
                              amount of the sum of the assets
                              referred to in subparagraphs (a) and
                              (b) above (a list of accounts with
                              account numbers in the Company's
                              accounting system that are included in
                              the Net Outstanding Indebtedness is
                              attached as Schedule 17(i));1

Net Working Capital:          the sum of the trade receivables,
                              miscellaneous receivables and the
                              inventory minus the trade payables and
                              the miscellaneous payables of the
                              Industrial Packaging Division, all on a
                              consolidated basis as at Closing and
                              all as the same are determined in
                              accordance with the accounting
                              principles and practices applied on a
                              basis consistent with the accounting
                              principles and practices applied with
                              respect to the Pro Forma Accounts as if
                              the Closing were the year end (a list
                              of accounts with account numbers in the
                              Company's accounting system that are
                              included in the Net Working Capital is
                              attached as Schedule 17 (ii)). The
                              Purchaser reserves the right to review
                              the items to be included in the Net
                              Working Capital as presented in
                              Schedule 17 (ii) and shall finalise
                              such review prior to 31 October 2000;
                              whereby it is understood that the same
                              items will be included in the Pro Forma
                              Accounts Net Working Capital

Parties:                      the Seller, the Purchaser and their
                              respective permitted assigns
                              collectively, each of them to be
                              referred to respectively as a "Party"

1-inter company balances, including balances as a result of the Reorganisation referred to in Article 7.2 are interest bearing and are therefore included in the definition of Net Outstanding Indebtedness.

Pro Forma Accounts:           the audited pro forma consolidated
                              balance sheet and profit and loss
                              account, cash flow statement and the
                              explanatory notes thereto relating to
                              the Industrial Packaging Division for
                              the period ended on the Pro Forma
                              Accounts Date containing comparative
                              profit and loss and cash flow
                              information for the period ending on
                              December 31, 1998, attached to Schedule
                              4(i) as Annex 8, as prepared on a basis
                              consistent with the accounting policies
                              of the Company. Annex 8a to Schedule
                              4(i) discloses each item or discrete
                              category of items included in
                              "Provisions for liabilities and charges
                              - Other provisions" in the Pro Forma
                              Accounts and the amount reserved for
                              such item or category

Pro Forma Accounts Date:      31 December 1999

Pro Forma Accounts
Net Working Capital:          the sum of the trade receivables,
                              miscellaneous receivables and the
                              inventory minus the trade payables and
                              the miscellaneous payables of the
                              Industrial Packaging Division, all on a
                              consolidated basis, as at the Pro Forma
                              Accounts Date (for a matter of
                              reference being the amount of EUR
                              238,947,000 (two hundred thirty eight
                              million nine hundred forty seven
                              thousand Euro)) (a list of accounts
                              with account numbers in the Company's
                              accounting system that are included in
                              the Pro Forma Accounts Net Working
                              Capital is attached as Schedule 17
                              (ii))

Provisional Purchase Price:   the provisional purchase price for
                              the Shares as referred to in Article
                              3.2

Purchase Price:               the purchase price for the Shares as
                              referred to in Article 3.1

Purchaser:                    Greif Bros. Corporation, a corporation
                              organised under the laws of the State
                              of Delaware, having its principal
                              offices at 425 Winter Road, Delaware,
                              Ohio, USA

Purchaser's Representations
 and Warranties:              the representations and warranties with
                              respect to the matters represented and
                              warranted by the Purchaser as set out
                              in Schedule 3

Reorganisation:               the reorganisation provided for in
                              Article 7.2

Schedule:                     each of the schedules to this Agreement

Seller:                       Huhtamaki Van Leer Oyj, a company
                              duly incorporated and validly existing
                              under the laws of Finland, established
                              and having its principal office in
                              Espoo

Seller Ancillary Agreements:  the agreements as referred to in
                              Section 1.5 of Schedule 4 (i) (the
                              Seller's Representations and
                              Warranties)

Seller's Representations
and Warranties:               the representations and warranties
                              with respect to the matters represented
                              and warranted by the Seller as set out
                              in Schedule 4 (i)

Service Agreement:            the agreement referred to in Clause
                              9.5

Shares:                       all 32,782,500 issued ordinary shares
                              and all 10,000,000 issued preferred
                              shares with a nominal value of NLG 5
                              each in the share capital of the
                              Company with numbers 1 through
                              32,782,500 for the ordinary shares and
                              1 through 10,000,000 for the preferred
                              shares

Significant Subsidiary:       any Subsidiary listed on Schedule 6
                              hereto

Subsidiaries:                 the direct and indirect subsidiary
                              companies of the Company as listed in
                              Annex 6 (i) plus any direct or indirect
                              subsidiary companies of the Company
                              being part of the Industrial Packaging
                              Division incorporated in the process of
                              the Reorganisation referred to in
                              Clause 7.2 and plus any direct or
                              indirect subsidiary companies of the
                              Company being part of the Industrial
                              Packaging Division that the Company has
                              agreed prior to the execution of this
                              Agreement to acquire as listed in Annex
                              6 (ii)

Subsidiary Shares:            the issued shares directly or
                              indirectly held by the Company in the
                              capital of the Subsidiaries as further
                              described in Annex 6

Taxes or Tax:                 all forms of taxation and statutory,
                              national, supra-national, federal,
                              state, provincial or municipal
                              impositions, duties, contributions,
                              levies and tariffs of the Netherlands
                              or any other jurisdiction, wherever
                              imposed by or due to any public
                              authority, including national social
                              security contributions and employee
                              social security contributions and all
                              penalties, charges, costs, interest,
                              deductions and withholdings relating to
                              the foregoing

Tax Authority:                any national, supra-national or
                              local government, governmental body
                              and/or any other duly empowered
                              authority competent to impose and/or
                              collect Taxes or any other body or
                              authority having any official function
                              in relation to Taxes

Third Party Claim:            any action, claim or proceeding from
                              or initiated by a third party against
                              the Company's Group, such third party
                              including but not limited to Tax
                              Authorities.

1.2 References

In this Agreement, unless otherwise specified, reference to:

(a) a "person" includes any person, individual, company, corporation, partnership, firm, government, provincial, municipal or other governmental authority;

(b) a "day" means any day which is a business day in the Netherlands and Finland;

(c) "Articles", "Clauses", "Schedules" and "Annexes" are to the articles and clauses of and the schedules and annexes to this Agreement;

(d) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e) any statute, regulation, requirement or other legal concept of Netherlands law as used in this Agreement shall in respect of any other applicable jurisdiction be deemed to refer to that which most nearly approximates in that jurisdiction to the Netherlands term or concept;

(f) any time of day is a reference to the time in the Netherlands; and

(g) the Agreement includes all Annexes and Schedules.

ARTICLE 2 SALE AND PURCHASE OF THE SHARES

2.1 Sale and Purchase of the Shares

Subject to the terms and conditions set out in this Agreement, the Seller shall on the Closing Date sell the Shares to the Purchaser and the Purchaser shall on the Closing Date purchase the Shares from the Seller. It is understood between the Parties that only the Industrial Packaging Division shall be included in the sale; the Consumer Packaging Division and the Excluded Assets shall be transferred by the Company or the relevant Subsidiary to the Seller or a subsidiary thereof other than a Subsidiary and the Included Assets (including any Subsidiary Shares) presently held by entities in the Consumer Packaging Division shall be transferred into the Company's Group, all in accordance with
Article 7.2.

It is agreed between the Parties that the Seller may transfer the Shares to one of its wholly-owned subsidiaries prior to the Closing, in which case the Seller shall cause such subsidiary to assume all obligations and rights of the Seller pursuant to this Agreement and the Seller's Representations and Warranties shall be read as though they are given by such subsidiary. Without prejudice to the preceding sentence, the Seller shall in that case be jointly and severally liable towards the Purchaser for any obligations thus assumed by that subsidiary and will cause that subsidiary to perform its obligations under this Agreement.

It is further agreed between the Parties that the Purchaser may designate one or more wholly owned subsidiaries of the Purchaser to purchase the Shares, or any of the Subsidiary Shares, in which case the Purchaser shall cause each such subsidiary to assume all obligations and rights of the Purchaser pursuant to this Agreement and the Purchaser's Representations and Warranties shall be read as though they are given by such subsidiary. Without prejudice to the preceding sentence, the Purchaser shall in that case be jointly and severally liable towards the Seller for any obligations thus assumed by that subsidiary.

2.2 Transfer of the Shares

At Closing the Seller shall transfer the Shares to the Purchaser through the signing by the Parties of the Deed of Transfer, which will be passed by the Civil Law Notary. At Closing the Parties shall further take such actions as are required to be taken by
Article 9 of this Agreement. The Seller undertakes to cause the Company to acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer and to duly enter such transfer in the Company's register of shareholders forthwith.

ARTICLE 3 PURCHASE PRICE AND PAYMENT

3.1 Purchase Price

The purchase price for the Shares shall be the amount of the Provisional Purchase Price (as defined in Article 3.2) adjusted in accordance with the provisions of Article 4 (such adjusted amount to be referred to as the "Purchase Price").

3.2 Provisional Purchase Price

In order to determine the Provisional Purchase Price (as hereinafter defined), the Seller shall make a reasonable best estimate of both the amount of the Net Outstanding Indebtedness ("Estimated Net Outstanding Indebtedness") and the Net Working Capital ("Estimated Net Working Capital"). In establishing the amounts of the Estimated Net Outstanding Indebtedness and the Estimated Net Working Capital, the Seller shall take into account the figures in the last monthly accounts of the Industrial Packaging Division, and the Seller shall use a conversion rate which is the European Central Bank fixed rate on the date of its estimate.

Ultimately ten (10) days before the Closing Date the Seller shall notify the Purchaser of the amount of the Estimated Net
Outstanding Indebtedness and the amount of the Estimated Net
Working Capital.

The Provisional Purchase Price (the "Provisional Purchase Price") shall be a sum equal to US$ 620,000,000 (six hundred and twenty million US dollars) minus the Estimated Net Outstanding Indebtedness, if it represents a negative amount, or plus the Estimated Net Outstanding Indebtedness, if it represents a positive amount, and shall be increased, if the Estimated Net Working Capital is higher than the Pro Forma Accounts Net Working Capital, or shall be decreased, if the Estimated Net Working Capital is lower than the Pro Forma Accounts Net Working Capital, by the difference between the Estimated Net Working Capital and the Pro Forma Accounts Net Working Capital.

If the Provisional Purchase Price for the shares would exceed US
$ 620,000,000 (six hundred and twenty million US dollars), the Seller will cause the Company to declare a dividend payable to the Seller in an amount which is equal to the lower of (i) such excess and (ii) the amount of the distributable reserves of the Company in order to reduce the Provisional Purchase Price with the amount of such dividend. The Seller and/or Huhtamaki Finance Oy will make a loan to the Company to the extent there is not sufficient cash in the Company's Group to pay the aforementioned dividend. The amount of such loan will be taken into account by the Seller in calculating and estimating the Estimated Net Outstanding Indebtedness.

Schedule 19 sets forth, for purposes of illustration only, hypothetical calculations of the Provisional Purchase Price based on the Pro Forma Accounts as if the Closing Date were December 31, 1999. It is understood that the Purchaser still has to obtain additional comfort, and shall do so before 31 October 2000, on the US accounting implications of the mechanism presented in said
Schedule 19.

3.3 Payment

Attached hereto as Schedule 7 is a comfort letter from Merrill
Lynch Capital Corporation, bankers to the Purchaser, with respect to the financing of the transaction.

The Provisional Purchase Price shall be paid at the Closing in cash in same day funds. The Purchaser shall transfer an amount equal to the Provisional Purchase Price one day before the Closing Date to the bank account in the name of Derdengelden Notarissen NautaDutilh Amsterdam with ABN AMRO Bank N.V. (account number 41.57.69.779), with reference to file number 50037435.

The Civil Law Notary shall hold the Provisional Purchase Price for the benefit of the Seller immediately after the Deed of Transfer shall have been executed. The Civil Law Notary is hereby instructed by the Parties to transfer the Provisional Purchase Price after the Deed of Transfer shall have been executed to the bank account of the Seller as to be directed by the Seller to the Civil Law Notary prior to Closing.

ARTICLE 4 ADJUSTMENT TO PROVISIONAL PURCHASE PRICE

4.1 Reduction of the Provisional Purchase Price

Should it be found in accordance with the following provisions of this Article 4 that the Net Working Capital is less than the Estimated Net Working Capital, then the Provisional Purchase Price shall be reduced by an amount equal to the established shortfall.

Should it be found in accordance with the following provisions of this Article 4 that the amount of the Net Outstanding Indebtedness is more negative or less positive than the amount of the Estimated Net Outstanding Indebtedness, then the Provisional Purchase Price shall be reduced by an amount equal to the established difference (such difference hereinafter to be referred to as the "Net Outstanding Indebtedness Reduction Amount").

The sum of (i) the shortfall in the Net Working Capital, if any, and (ii) the amount of the Net Outstanding Indebtedness Reduction Amount, if any, pursuant to this Article 4.1 shall hereinafter be referred to as the "Reduction Amount".

4.2 Increase of the Provisional Purchase Price

Should it be found in accordance with the following provisions of this Article 4 that the Net Working Capital is in excess of the Estimated Net Working Capital, then the Provisional Purchase Price shall be increased by an amount equal to the established excess.

Should it be found in accordance with the following provisions of this Article 4 that the amount of the Net Outstanding Indebtedness is more positive or less negative than the amount of the Estimated Net Outstanding Indebtedness, then the Provisional Purchase Price shall be increased by an amount equal to the established difference (such difference hereinafter to be referred to as the "Net Outstanding Indebtedness Increase Amount").

The sum of (i) the excess in the Net Working Capital, if any, and
(ii) the amount of the Net Outstanding Indebtedness Increase
Amount, if any, pursuant to this Article 4.2 shall hereinafter be referred to as the "Increase Amount".

4.3 Closing Balance Sheet

For the purpose of establishing the Net Working Capital and the Net Outstanding Indebtedness the Seller shall prepare the Closing Balance Sheet in accordance with accounting principles and practices consistent with the accounting principles and practices applied with respect to the Pro Forma Accounts as if the Closing were the year end. The Seller shall deliver documentation of the relevant balance sheet items that constitute the Net Outstanding Indebtedness and the Net Working Capital. The Closing Balance Sheet shall be audited by KPMG at Subsidiary level and by Ernst & Young Accountants at consolidated Company's Group level as involved by the Seller in the same manner as the audit of the Pro Forma Accounts. The Seller shall submit such audited Closing Balance Sheet no later than eight weeks after the Closing Date to the Purchaser for the Purchaser to review and to submit all its objections, if any, against such Closing Balance Sheet to the Seller within six (6) weeks after the Closing Balance Sheet has been submitted and the Minimum Supporting Data (as defined below) have been made available to the Purchaser (the "Objection Date"). The Seller shall procure that the Purchaser shall have access to the necessary supporting data, including the KPMG and Ernst & Young working papers (collectively: the "Supporting Data").
Schedule 20 lists the minimum Supporting Data (the "Minimum Supporting Data") to be made available to the Purchaser. For the avoidance of doubt, it is agreed that Supporting Data on Subsidiary level is available locally, while all Supporting Data including Ernst & Young working papers related to Company's Group consolidation is available in the Netherlands. The Purchaser may participate in the physical inventory of the Company's Group. Should the Parties fail to reach agreement on any objection raised by the Purchaser within four weeks thereafter ("Disagreement Date"), then any such unresolved matters or disputes (for the purpose of this Article 4: the "Open Issues") shall be resolved in accordance with the provisions of Article 4.4.

It is agreed between the Parties that events that occur after the Closing shall not affect the Closing Balance Sheet.

The Seller and the Purchaser shall use their best efforts to agree before Closing on the actuarial valuation assumptions to be used for the purpose of establishing the Closing Balance Sheet for unfunded pension liabilities and pre-pension and post and early retirement obligations. Such actuarial valuation assumptions will be consistent with those typically used by similar plans in the relevant countries at the Closing Date. In the absence of such agreement, such actuarial assumptions shall be established by an independent third-party actuary selected by the Parties jointly ultimately within two weeks after the Closing Date, or, failing agreement on such election, by the relevant country's professional actuarial body with the costs shared equally by the Parties, or as agreed to by the Seller and the Purchaser.

It is agreed between the Parties that the post-retirement scheme liability in South Africa amounting at January 1, 2000 to approximately EUR 3,700,000, equivalent to SAR 23,077,000 as disclosed in Alexander Forbes's Report on the Actuarial Valuation of the Employer's Liability in respect of Health Care Benefits for Retirees of Van Leer SA as at 1 January 2000, will be recalculated as of the Closing Date and included under "Provisions for liabilities and other charges" in the Closing Balance Sheet for purposes of the determination of Net Outstanding Indebtedness whether or not such liability would otherwise have been required under applicable accounting principles to be included in the Closing Balance Sheet. In addition, the Parties will, as soon as practicable before Closing, determine for the purposes of establishing the Closing Balance Sheet the correct accounting treatment of the US cash surrender value life insurance of US$ 4,226,000, including whether or not such item should be included under "Provisions for liabilities and other charges" in the Closing Balance Sheet for purposes of the determination of the Net Outstanding Indebtedness.

The Parties will, as soon as practicable before Closing, agree for the purposes of establishing the Closing Balance Sheet whether the liability in France relating to the provision for medical and life insurance benefits for former employees between early retirement and age 65 and/or the liability in France relating to the benefits arising from the early retirement convention, should be included under "Provisions for liabilities and other charges" in the Closing Balance Sheet for purposes of the determination of the Net Outstanding Indebtedness.

Accruals in the Closing Balance Sheet for performance incentives relating to the period from 1 January 2000 through the Closing Date relating to the key management employees listed in Annex 9 as well as the business unit managers of the Industrial Packaging Division shall be accounted for as indebtedness in the Net Outstanding Indebtedness.

To the extent that at Closing, the Company's Group will still hold Excluded Assets belonging to the Consumer Packaging Division, the Closing Balance Sheet will be adjusted in order to exclude such Excluded Assets. To the extent that at Closing, the Company's Group will not yet hold all Included Assets and the Subsidiary Shares, the Closing Balance Sheet will be adjusted in order to include such Included Assets and Subsidiary Shares. For the avoidance of doubt, the Closing Balance Sheet will include the Mexican loan, the USA loan and the German loan and only such other loans necessitated by the Reorganisation that Purchaser approves of.

Should the Purchaser have failed to submit its objections against the Closing Balance Sheet to the Seller by the Objection Date, then the Closing Balance Sheet and the Net Working Capital and the Net Outstanding Indebtedness reflected therein shall be deemed to have been finally established for the purpose of this Agreement.

The Purchaser shall, and shall procure that the Company's Group shall, give all information and assistance to the Seller and the auditors of Ernst & Young involved by the Seller as required or desirable for the preparation of the Closing Balance Sheet.

4.4 Open Issues

If so agreed between the Parties as set forth in Article 14.2, the Open Issues shall be submitted to and settled by an accountant of an independent reputable firm of accountants (for the purpose of this Article 4.4 to be referred to as the "Accountant") to be jointly appointed by the Parties within three weeks after Disagreement Date or, if the Parties fail to agree on such appointment within that period, by the Chairman of the Netherlands Institute of Registered Accountants ("NIVRA"). The Parties shall within two weeks after such appointment submit the Closing Balance Sheet and statements of their respective positions in writing to the Accountant. The Accountant shall determine the further procedural rules in his discretion.

The Parties undertake to procure that the Accountant shall then finally resolve the Open Issues by way of a binding advice ("bindend advies") in accordance with this Agreement and that the Accountant shall notify the Parties of his decision, inter alia certifying the amounts of the Net Working Capital and the Net Outstanding Indebtedness which he has established, as promptly as possible and in any event no later than eight weeks after his appointment. The fees and expenses arising out of the engagement of the Accountant shall be borne by the party which has on balance been put in the wrong or otherwise as allocated by the Accountant in his discretion.

The failure of either the Seller or the Purchaser to timely submit to the Accountant a written statement of its position or to otherwise fail to respond to any request of the Accountant for information shall not preclude or delay the Accountant's determination of the Open Issues on the basis of the information which will have been submitted.

The Parties shall, and the Purchaser shall procure that the Company shall, give all information and assistance to the Accountant requested by the Accountant for the preparation of his binding advice. Simultaneously with providing such information to the Accountant, the Parties shall provide each other with the same information.

4.5 Payment of the Adjustment

At the latest within five (5) days after the Net Working Capital and the Net Outstanding Indebtedness have been established by the Parties pursuant to Article 4.3 or, in the event of disputes, pursuant to Article 4.4 or 14.2, the Purchaser shall, if the Increase Amount as referred to in Article 4.2, is higher than the Reduction Amount as referred to in Article 4.1 pay the amount of such difference to the Seller (on a "euro for euro" basis, converted into US dollars in accordance with Article 4.6) by transferring such amount to a bank account to be designated by the Seller in writing, or, if the Reduction Amount as referred to in
Article 4.1 is higher than the Increase Amount as referred to in
Article 4.2, the Seller shall pay the amount of such difference to the Purchaser (on a "euro for euro" basis, converted into US dollars in accordance with article 4.6) by transferring such amount to a bank account to be designated by the Purchaser to the Seller in writing. Any payment to be made pursuant to this Article
4.5 shall be increased by an interest of 5% per annum accrued on such amount as from Closing until payment of such amount.

4.6 Conversion US dollars - Euro

The conversion from Euro into US dollars as provided for in
Article 4.5 shall be made on the basis of the European Central
Bank fixing on the Closing Date.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1 Seller's Representations and Warranties

The Seller represents and warrants to the Purchaser that each of the Seller's Representations and Warranties is true and accurate as at the date of this Agreement, save to the extent any disclosures ("Disclosures") have fairly been made in the Due Diligence Information, in the Disclosure Letter or in this Agreement, and will be true and accurate as at Closing.

For the purpose of this Clause 5.1 any disclosures shall be deemed to have "fairly" been made if the Purchaser, by taking prima facie knowledge of the facts or circumstances so disclosed, could reasonably be expected to have had awareness of such facts or circumstances constituting a breach of the Seller's
Representations and Warranties.

5.2 Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Seller that each of the Purchaser's Representations and Warranties is true and accurate as at the date of this Agreement and will be true and accurate as at Closing.

ARTICLE 6 INDEMNIFICATION AND SURVIVAL

6.1 Indemnification

Subject to Articles 6.2 through 6.9, the Seller hereby agrees that in case of a breach by the Seller of any of the Seller's Representations and Warranties or of any of the Seller's covenants or other obligations contained in this Agreement (collectively a "Breach"), it shall indemnify the Purchaser for and hold the Purchaser harmless against any direct damage (including reasonable costs and expenses including attorneys fees but excluding lost profits and consequential damage) incurred by the Purchaser and/or the Company's Group as a result of any such Breach (the "Indemnification Amount") except to the extent the amounts thereof have already been taken into account in establishing the Purchase Price in accordance with Articles 3 and 4 (i.e. led to a reduction in the Provisional Purchase Price), or, as the case may be, have been indemnified to the Purchaser and/or any member of the Company's Group under Article 7.2, in which case the Seller shall have no such obligation to indemnify the Purchaser or hold the Purchaser harmless for such amounts which have already thus been taken into account, or indemnified. The Purchaser shall, and the Purchaser shall cause the Company's Group to, mitigate the amount of any damage to the best of their ability.

Subject to Articles 6.2 and 6.8, the Purchaser hereby agrees that in case of a breach by the Purchaser of any of the Purchaser's Representations and Warranties or of any of the Purchaser's covenants or other obligations contained in this Agreement, it shall indemnify the Seller for and hold the Seller harmless against any direct damage (including reasonable costs and expenses and including attorneys fees but excluding lost profits and consequential damage) incurred by the Seller and/or any of its group companies (other than the Company's Group) as a result of any such breach. The Seller shall, and the Seller shall cause any group company of the Seller (excluding the Company's Group after the Closing occurs) to, mitigate the amount of any damage to the best of their ability.

Any payment pursuant to this Clause 6.1 shall be considered to take place as an adjustment to the Purchase Price.

Notwithstanding anything to the contrary in the foregoing, the obligations of the Seller and the obligations of the Purchaser pursuant to Article 7.2 hereof are not governed by Articles 6.1 through 6.7.

6.2 Survival of the Seller's Representations and Warranties

With the exception of the Seller's Representations and Warranties set forth in Sections 4 and 5 of Schedule 4 (i), which shall survive the Closing Date for the applicable statute of limitations period, the Purchaser shall not be entitled to claim any Indemnification Amount:

(i) relating to the Seller's Representations and Warranties set forth in Section 11 of Schedule 4 (i),upon expiry of the applicable statute of limitations or assessment period under applicable Tax laws, plus three (3) months;

(ii)  relating to the Pre-Closing Covenants, referred to in
      Article 7 hereof, upon expiry of six (6) months from the Closing Date; and

(iii) relating to all other the Seller's
      Representations and Warranties upon expiry of eighteen
      (18) months from the Closing Date,

and the Seller shall not be entitled to make any claim relating to the Purchaser's Representations and Warranties upon expiry of eighteen (18) months from the Closing Date,

all of the foregoing unless prior to the relevant dates legal proceedings have been commenced pursuant to Article 14 or notice of a claim and/or of either Party's intention to commence legal proceedings has been served upon the other Party in compliance with the notice provision contained in Article 13.

6.3 Purchaser's Investigation and Awareness

6.3.1 Subject always and without prejudice to Articles 5.1 and 6.3.2, the fact in itself that the Purchaser has carried out an investigation into the Company's Group shall not prejudice any claim by the Purchaser under the Seller's
      Representations and Warranties or reduce any amount recoverable thereunder.

6.3.2 The Purchaser hereby warrants to the Seller that it has no actual awareness upon signing of this Agreement of any breach of the Seller's Representations and Warranties (as such Representations and Warranties are qualified by the Disclosure Letter and its annexes). If any of the Purchaser and the persons involved in the due diligence investigation on its behalf have any such actual awareness, the Purchaser will have no claim for any breach of the Seller's Representations and Warranties to which such actual awareness relates.

6.4 Limitation of Indemnification Amount under the Seller's
    Representations and Warranties

In no case shall the Seller be liable for the payment of any Indemnification Amount under the Seller's Representations and Warranties insofar as the aggregate of all such Indemnification Amounts exceeds US$ 125 million (one hundred and twenty five million US dollars). This limitation is not applicable, for the avoidance of doubt, to any adjustment of the Provisional Purchase Price pursuant to Article 4.

6.5 Threshold

The Seller shall be under no liability in respect of any claim for the payment of an Indemnification Amount under the Seller's
Representations and Warranties unless:

(a) the amount of any single claim shall equal or exceed Euro
    50,000 (fifty thousand Euro); and

(b) the aggregate amount of all such single claims of Euro 50,000 or more shall exceed Euro 2,500,000 (two million and five hundred thousand Euro), in which case the Seller shall merely be liable for the excess over the said amount of Euro
    2,500,000.

These limitations are not applicable, for the avoidance of doubt, to any adjustment of the Purchase Price pursuant to Article 4.

6.6 Effects of Taxes, Insurances and Provisions

In determining any Indemnification Amount and in determining whether the threshold set forth in Article 6.5 has been exceeded, such amount shall be reduced:

(i) by the positive effect, if any, of

  (a) insurance recoveries, provided that such recoveries have been received in connection with the same fact or facts which gives or give rise to the claim for the Indemnification Amount; and

 	(b) Tax refunds or reductions actually received, provided that such Tax refunds or reductions are caused by the same fact or facts which gives or give rise to the claim for the Indemnification Amount and provided further that there will be no such reduction of any Indemnification Amount to the extent that receipt of such Indemnification Amount would be taxable income for the Purchaser; and

 	(c) 50% of the benefit realised by the Purchaser or the Company's Group by use of Tax losses of the Company's
      Group originating from the period prior to Closing carried forward;

(ii) by the amount of any provisions or reserves that have been established in the Pro Forma Accounts with respect to the matter for which an Indemnification Amount is claimed.

6.7 Change of law

The Seller shall not be liable for any claim based on an alleged Breach of the Seller's Representations and Warranties asserted pursuant to this Agreement to the extent that such claim would not have arisen but for (i) any change in law entering into force after Closing, whether or not such change purports to be effective retroactively in whole or in part or (ii) any interpretation of any law that was in existence as of the Closing Date by a court or other public authority in a judgment or decision published after Closing to the extent such interpretation is materially different from interpretations in effect as of Closing.

6.8 Information of Claim

If either party ("Indemnitee") becomes aware of any fact or event on the basis of which it will or may make a claim against the other party ("Indemnitor") for the payment of any indemnification under this Article 6, the Indemnitee shall as promptly as practicable thereafter notify the Indemnitor thereof in writing giving reasonable particulars of the facts that give rise to such claim or potential claim and specifying if possible the Indemnitee's best reasonable estimate of the likely amount of the claim or potential claim. Any failure or delay of the Indemnitee to give such notice to the Indemnitor shall not prejudice the right of the Indemnitee to make any claims for indemnification under this Article 6 but shall reduce the claimed amount by the amount of damage attributable to such failure or delay.

6.9 Defence against Third Party Claims

Where a claim or potential claim of the Purchaser for an Indemnification Amount is based upon or related to a Third Party Claim, the Purchaser shall notify the Seller thereof in writing in accordance with Article 6.8 and as soon as possible following the date of the said notification the Parties shall consult on the course of action to be taken. Without prejudice to the Purchaser's right to claim any Indemnification Amount the Seller shall, at its own cost and expense, be entitled to assume the defence of the Third Party Claim, to employ its own counsel (which counsel shall be reasonably satisfactory to the Purchaser) and to take such action as may be necessary to avoid, dispute, resist, appeal, or compromise such claim, any of the aforementioned if applicable in the name of the company of the Company's Group which is the subject of the claim; provided that the Purchaser shall be entitled to have sole control over the defence or settlement of any Third Party claim to the extent that such claim seeks an order, injunction or other equitable relief against the Purchaser which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, or financial condition of the Purchaser, the Company's Group or the Industrial Packaging Division. The Seller shall promptly notify the Purchaser if it so elects to assume the defence of the Third Party Claim.

If the Seller elects not to assume the defence or, following notice from the Purchaser to make an election, does not make any election, the Purchaser shall be entitled to assume the defence of the Third Party Claim in its own discretion provided that the Purchaser or the Company's Group shall not compromise any such claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld. In the event the Seller assumes the defence of a Third Party Claim, the Purchaser will co-operate in good faith with the Seller in such defence and will have the right to participate in the defence of any Third Party Claim assisted by counsel of its own choosing and at its own expense. Notwithstanding the foregoing, if the named parties to the Third Party Claim (including any impleaded parties) include both the Seller and the Purchaser or if the Seller proposes that the same counsel represent both the Purchaser and the Seller and the Purchaser in good faith determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Purchaser shall have the right to retain its own counsel at the cost and expense of the Seller.

If the defence of a Third Party Claim is conducted by the Seller, and the Seller and the relevant third party wish to compromise the Third Party Claim in a cash settlement while the Purchaser and/or the relevant company of the Company's Group do not consent to such compromise or refuse to co-operate in carrying out such compromise, then the Seller's liability to pay any Indemnification Amount shall in respect of such Third Party Claim be limited to the amount offered in such compromise.

The Seller will co-operate with the Purchaser, and the Purchaser will and will cause the Company's Group to co-operate with the Seller, in resolving or attempting to resolve any Third Party Claim including permitting the other Party access to all books and records of the Company's Group which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom at the cost of the requesting Party, except to the extent that such disclosure would violate any agreement, law or court order. Such books and records shall be subject to a duty of confidentiality for each Party except to the extent that it is necessary to disclose information contained therein in the course of the proceedings resolving such Third Party Claim or as otherwise required to be disclosed by applicable law or stock exchange rules.

6.10 Officers and Directors of the Company's Group

The Seller confirms that it will not, after the Closing, claim from any officer or employee of the Company's Group who was, prior to the Closing, an officer or employee of the Seller or its subsidiaries (including, but not limited to, the Company and the Subsidiaries), any damages and/or losses incurred by the Seller as a result of a breach of the Seller's Representations and Warranties or as a result of the environmental indemnity as set out in Clause 6.11 or the indemnity as set out in Article
7.2 on the basis that the information provided by said officer or employee was inaccurate, incorrect or incomplete; provided that the Seller may take action against such officer or employee (but not against the Purchaser or the Company's Group) in case of an act of fraud ("bedrog") or gross negligence ("grove schuld") on the part of such officer or employee.

6.11 Environmental Liability and Indemnity

6.11.1  The following capitalised terms and expressions in this
        Article 6.11 are defined terms and expressions which shall have the following meanings:
Environmental Authority:              means the relevant
                                      governmental agency or
                                      other regulatory body
                                      referred to in the
                                      definition of
                                      Environmental Laws in
                                      Article 1.1 or a
                                      judicial body or court

Environmental Cost(s):                any liability, expense
                                      or cost incurred by the
                                      Purchaser or a member of
                                      the Purchaser's Group,
                                      both on premises and
                                      off-premise, in relation
                                      to or arising out of the
                                      Investigation of or the
                                      actual or threatened
                                      contamination, release,
                                      discharge, dispersal,
                                      escape, migration or
                                      presence of pollutants
                                      in the air, land, soil,
                                      subsurface strata,
                                      surface water, or ground
                                      water, and including but
                                      not limited to the costs
                                      of Investigation,
                                      cleanup, removal,
                                      remediation, restoration,
                                      rehabilitation,
                                      operations, neutralization,
                                      immobilization,
                                      maintenance, monitoring,
                                      testing, consultant fees
                                      and expenses (including
                                      professional design
                                      costs), and legal and
                                      expert fees and
                                      expenses, natural
                                      resources damage, third
                                      party claims, penalties,
                                      fines and other
                                      governmentally imposed
                                      costs, punitive damages,
                                      and damages for personal
                                      injury and death;
                                      provided that costs of
                                      normal, recurring, on-
                                      going operations shall
                                      not be included and such
                                      costs shall, by way of
                                      example, include the
                                      costs of maintaining and
                                      operating manufacturing
                                      equipment, renewal of
                                      Environmental Permits,
                                      management and/or
                                      removal of asbestos
                                      containing materials
                                      that are an integral
                                      part of building
                                      materials maintained in
                                      good condition on any
                                      Property, and meeting
                                      emission requirements in
                                      Environmental Permits.

Environmental Disclosure Letter:      the letter of even date
                                      with this Agreement from
                                      the Seller to the
                                      Purchaser, attached as
                                      Schedule 21, containing
                                      disclosures under the
                                      representations and
                                      warranties of the Seller
                                      stated in Article
                                      6.11.12 of this
                                      Agreement

Environmental Insurance
Policy:                               the insurance policy
                                      referred to in Article
                                      6.11.3

Environmental Laws:                   has the meaning given in
                                      Article 1.1

Environmental Matter(s):              all matters involving,
                                      concerning, arising out
                                      of, or relating to (i)
                                      the compliance with or
                                      violation of the
                                      Environmental Laws by
                                      the Seller or the
                                      Company's Group prior to
                                      or on the Closing Date
                                      and/or (ii) the
                                      environmental conditions
                                      existing at and/or
                                      pollutants present at,
                                      on or under any Property
                                      prior to or on the
                                      Closing Date, which
                                      could cause
                                      Environmental Costs. For
                                      avoidance of doubt,
                                      Environmental Matters
                                      includes, but is not
                                      limited to, third party
                                      claims in relation to
                                      the foregoing

Environmental Permits:                all EU, national,
                                      federal, provincial and
                                      municipal permits,
                                      licences, exemptions,
                                      consents or
                                      authorisations howsoever
                                      named, including but not
                                      limited to equivalent or
                                      similar governmental
                                      items in any relevant
                                      jurisdiction, as are
                                      necessary under the
                                      Environmental Laws

Investigation:                        means any inspection,
                                      investigation,
                                      assessment, auditing,
                                      sampling, testing,
                                      analysis, or monitoring

Property:                             any site, facility,
                                      property, or premises
                                      listed in Schedule 22
                                      and any site, facility,
                                      property, or premises
                                      owned, operated, used,
                                      occupied, or leased by
                                      the Seller or the
                                      Company's Group prior to
                                      Closing and that is
                                      transferred to the
                                      Purchaser or the
                                      Purchaser's Group upon
                                      Closing

the Purchaser's Group:                the Purchaser and all its
                                      group companies including
                                      the Company's group

Self Insured Retention
Amount:                               that amount of payment
                                      that must be expended by
                                      the Parties before
                                      payments or
                                      reimbursements will be
                                      made by the insurer(s)
                                      for matters covered
                                      under the Environmental
                                      Insurance Policy, as
                                      defined in Article
                                      6.11.3, which amount
                                      shall be US$ 50 million.

6.11.2 Notwithstanding anything to the contrary in this Agreement and to the exclusion of any responsibility or liability of any party in respect of Environmental Matters and to the exclusion of any limitations or reductions of responsibility or liability of any party in respect of Environmental Matters, in any other provision in this Agreement, the provisions of this Article 6.11 shall govern and control the obligations, liabilities and responsibilities of the Parties with respect to any Environmental Matter; provided, however, that Article 6.6.(i)(a) and Article 6.10 shall apply to this Article
       6.11 and further provided that, if an amount can be claimed under several provisions of this Agreement, such amount shall not be reimbursed more than once.

6.11.3 The Seller and the Purchaser shall cause to be purchased an environmental insurance policy to be issued on the date of Closing and to be effective as of the Closing Date from one or more insurers reasonably acceptable to the Seller and the Purchaser covering certain environmental risks and liabilities as the Parties shall agree between signing of this Agreement and Closing (the "Environmental Insurance Policy") on terms and conditions as shall be acceptable to the Purchaser and the Seller. The total premium cost under the Environmental Insurance Policy shall be paid by and be for the account of the Purchaser and shall not exceed US$ 10 million. If the total premium cost under the Environmental Insurance Policy were to exceed US$ 10 million, the Purchaser shall be entitled to refuse to purchase the Environmental Insurance Policy on the basis of such higher premium and to refuse to proceed to Closing, unless the Seller accepts a reduction of the Purchase Price equal to the amount with which the total premium cost under the Environmental Insurance Policy exceeds US$ 10 million. If the Seller accepts such reduction of the Purchase Price, the total premium cost under the Environmental Insurance Policy including the excess, will be paid by and be for the account of the Purchaser. The Seller and the Purchaser agree to seek cost cap coverage for the excluded conditions on or at the Lier 1 and 2 sites and some of the other sites referred to on Schedule 24 referenced in Article 6.11.6 below as part of the environmental insurance coverage.

6.11.4 Subject to Articles 6.11.5 through 6.11.10 and Articles 6.11.13, 6.11.14 and 6.11.15 below, the Seller shall reimburse the Purchaser an amount equal to the Seller's share (as determined in accordance with Articles 6.11.5 and 6.11.6 respectively) of the Environmental Costs for any Environmental Matters, including, without limitation, any Environmental Matters among the matters disclosed in the Environmental Disclosure Letter. Reimbursement by the Seller to the Purchaser shall be made within thirty (30) days after written notice to the Seller of the reimbursement amount, provided that prior to or with such notice the Seller has been provided with documentation reasonably sufficient for the Seller to evaluate the Environmental Matter and review in reasonable detail the Environmental Costs for which reimbursement is being sought.

6.11.5 With respect to the payment of any Environmental Cost for any Environmental Matter that qualifies to apply against the Self-Insured Retention Amount, any and all payments therefor shall be shared by the Purchaser being responsible for 30% of the amount of any such payment and by the Seller reimbursing the Purchaser in a timely manner of 70% of the amount of any such payment.

6.11.6 With respect to the payment of any Environmental Costs for any Environmental Matters not paid under the Environmental Insurance Policy and not qualifying to apply against the Self-Insured Retention Amount, including without limitation those known matters excluded from coverage under the Environmental Insurance Policy as listed on Schedule 24, any and all payments therefor shall be shared by the Parties and allocated as follows:

(a) the Purchaser shall have made such payments therefor until such payments by the Purchaser total US$ 10 million; provided that such Purchaser's responsibility to pay US$ 10 million shall be limited to Environmental
    Costs for Environmental Matters listed on Schedule 24;
    and

(b) as to Environmental Costs for Environmental Matters listed on Schedule 24 in excess of the Purchaser's obligation in Article 6.11.6 (a) above and as to all other matters under this Article 6.11.6:

(i) the Purchaser shall be responsible for 30% of the amount of any such payments; and

(ii) the Seller shall reimburse the Purchaser in a timely manner for 70% of the amount of any such payments.

6.11.7 In any dispute resolution with any insurer as to whether any Environmental Cost shall be applied against the Self-Insured Retention Amount or paid for under the Environmental Insurance Policy, the Purchaser shall confer with the Seller regarding the strategy for and steps to be taken in such dispute resolution and the Seller's approval shall not be unreasonably withheld or delayed; provided that, if the Seller fails to provide its approval, the Purchaser may at its election proceed with such dispute resolution in the Purchaser's sole discretion and/or seek dispute resolution under this Agreement regarding the reasonableness of the Seller's failure or refusal to grant approval and any related matters. The Purchaser's separate pursuit of dispute resolutions with the insurer(s) shall not prejudice the Seller's right to dispute the same issue with the Purchaser provided that the Seller provides the Purchaser with a written statement of the grounds for such position.

6.11.8	(A) The Purchaser shall not be entitled to claim under
       this Article 6.11	to the extent that such claim would not have
       arisen but for, results from or is increased by:

(i) any act or omission after the Closing Date by any employee, contractor, agent or other person controlled by the Purchaser or a member of the Purchaser's Group, which act or omission constitutes negligence or wilful misconduct; and any act or omission after the Closing Date by any other person, other than an employee, agent, contractor, or other person under the control of the Seller, which act or omission constitutes gross negligence or wilful misconduct;

(ii) any Environmental Cost that is not approved by the Seller or excepted from approval as provided in
       Article 6.11.10 below;

(iii) development construction, demolition, or expansion of any Property after the Closing Date by the Purchaser's Group ("Development") except for Development in relation to a use of the relevant Property which is substantially the same as, or an extension of, the business carried on at that Property as at the Closing Date;

(iv)   loss of profits, loss of sales, loss of
       production, business interruption, or any other indirect or consequential loss or damage or internal cost;

(v) any pollution or contamination first existing or arising after the Closing Date; provided, for the avoidance of doubt, that contamination or pollution consisting of migration of pollutants that were present at, on or under the Property prior to or at Closing Date shall be an Environmental Matter hereunder;

(vi) any indemnity, covenant, undertaking, warranty, assurance or other contractual provision entered into or given by any member of the Purchaser's
       Group on or after the Closing Date;

(vii)  the Purchaser's failure to comply with Article
       6.11.9; or

(viii) changes in Environmental Laws or Environmental
       Laws established after the Closing Date only as they apply to claims under Articles 6.11.6 and 6.11.12, but not as to claims under Article
       6.11.5.

(B) Any relief from liability of the Seller as a result of an event described in Article 6.11.8(A)(i), (ii),
    (iii), (v), (vi),(vii) or (viii) above, shall be only to the extent that prejudice to the Seller is reasonably quantifiable and is not immaterial;

(C) Notwithstanding any other provision to the contrary but without prejudice to Article 6.11.9 (C) (i), the Purchaser and any member of the Purchaser's Group may conduct any Investigation at any time at any location or Property without notice to or approval by the Seller (provided that the Seller's obligation to share the cost of Investigations applies only to Investigations that result in the incurrence of other
    Environmental Costs that must be reimbursed by the Seller to the Purchaser under this Article 6.11);

(D) The Purchaser shall not be entitled to claim under this
    Article 6.11 to the extent that such claim is increased by the Purchaser or the Purchaser's Group or their respective employees, agents and contractors, incurring
    Environmental Costs which would otherwise be reimbursable under this Article 6.11 but which exceed a minimum level of Environmental Costs. Minimum level of Environmental Costs is intended to mean such reasonable Environmental Costs that are incurred in exercising reasonable and professional judgment, from time to time, under all the relevant facts and circumstances known at the various times, regarding decisions that are made with respect to both the determination of the steps or actions reasonably necessary to address the relevant Environmental Matter and the incurrence of reasonable Environmental Costs .

6.11.9 The Purchaser shall ensure that, in relation to any Environmental Matter:

(A) the Seller shall be notified as soon as reasonably practicable in writing if the Purchaser or any member of the Purchaser's Group becomes aware that a particular Environmental Matter exists provided that the Environmental Matters listed on Schedule 24 referenced in Article 6.11.6 or reported in the Environmental Disclosure Letter, other than significant changes in relation thereto after the Closing Date, shall be deemed to have been notified under this sub-article as at the date of this Agreement;

(B) the Seller shall be notified as soon as reasonably practicable in writing upon any person initiating any substantial written contact with the Purchaser or any member of the Purchaser's Group, making or threatening any claim based on an Environmental Matter; the Parties acknowledge that management of the facilities is decentralized and , in exercising its best efforts within this management context, notice of Environmental
    Matters under this Article 6.11.9 may take longer than in other management contexts;

(C) Each member of the Purchaser's Group shall take reasonable steps to:

(i) allow the Seller (and/or its advisers) to attend and inspect the carrying out of any Investigation or any other activities of the Purchaser which involve the incurrence of an Environmental Cost, other than Investigations in the ordinary course of business, at any time whilst it is being carried out subject to the notice provisions above;

(ii) promptly provide to the Seller all relevant non-privileged correspondence, documents or information which are or come into the possession of such member of the Purchaser's Group in relation to such Environmental Matters, except
       Investigations in the ordinary course of business, and promptly provide a status report to the Seller as and when the Seller shall reasonably require;
       and

(iii) allow the Seller (and/or its advisers) to attend and participate in any site visit or other meeting as the Seller shall reasonably require on reasonable notice in relation to such Environmental Matters.

(iv) allow the Seller, and its agents and contractors, reason-able access to conduct a reasonable scope of Investi-gation on any Property which is then in the custody and control of the Purchaser, provided that the Purchaser can place reasonable conditions on the time and scope of Investigation so as to not unreasonably interfere with or disrupt operations, or place the Purchaser at risk of violating any Environmental Laws, Environmental
       Permits, or contracts, or create any safety, health or environmental risk, and provided that the Seller shall promptly provide the Purchaser with test results and reports, other than privileged information;

(v) the Seller shall indemnify and hold harmless the Purchaser and the Purchaser's Group from any claim, damage or liability, including reasonable legal fees and expense for defence of claims, to the extent caused by the activities of the Seller and its agents and contractors in exercising the Seller's rights under this Article 6.11.9 (C) (i),
       (iii) and (iv);

(D) in giving notice under this Article 6.11, the Purchaser shall give to the Seller reasonable particulars of the facts of the Environmental Matters and specifying, if possible, the Purchaser's best reasonable estimate of the likely amount of any claim.

6.11.10	The Purchaser shall not be entitled to any claim
        whatsoever under Article 6.11.6 unless the Purchaser has obtained the Seller's approval as provided in this Article 6.11.10, or would reasonably be entitled to such approval under all relevant factors and circumstances:

(A) with respect to Environmental Costs for Environmental
    Matters that result from the order, directive, instruction, or injunction of an Environmental
    Authority or third party claims in litigation, the Purchaser or the Purchaser's Group shall, except as otherwise provided for in this Article 6.11.10, vigorously defend against such Environmental
    Authority's action and shall not enter into any agreement, concession, settlement, or admission which is material in relation to such Environmental
    Authority's action or the defence thereof (including any failure to appeal or decision not to appeal such Environmental Authority's action) without the prior written approval of the Seller, which approval shall not be unreasonably withheld or delayed. In defending an order, directive, instruction, or injunction of an Environmental Authority or any litigated third party claim, the Purchaser or the Purchaser's Group will consult with the Seller on the course of action to be taken including reasonable steps to avoid, dispute, resist, appeal or compromise each matter; provided that the Purchaser and the Purchaser's Group shall consistent with the rights of the Seller as stated in this Article 6.11.10 (A) retain sole control over the defence or settlement of any such matter. The word
    "consult" in the prior sentence shall mean that the Purchaser will co-operate with the Seller regarding the Seller's rights under Article 6.11.9 (C) and in good faith reasonably confer with and consider Seller's input while retaining the right to make final decisions on strategy, defence and settlement. If the Purchaser proceeds without the Seller's approval, it is without prejudice to the Seller's right to dispute whether or the extent to which it must reimburse the Purchaser under Article 6.11.6 provided that the Seller provides the Purchaser with a written statement of the grounds for its failure or refusal of approval;

(B) with respect to other Environmental Costs for Environmental Matters that fall within Article 6.11.6, the Purchaser or the Purchaser's Group will, except as otherwise provided for in this Article 6.11.10, endeavour to obtain the prior written approval of the Seller under the criteria in Article 6.11.10 (D), such approval not to be unreasonably withheld or delayed;

(C) the Purchaser or any member of the Purchaser's Group may incur Environmental Costs for Environmental Matters prior to obtaining the Seller's approval without prejudice to the Seller's obligation to share in the cost to the extent if in the Purchaser's reasonable judgement after careful and professional consideration such work should be promptly commenced and should not be delayed by the notice and approval process, in order to comply with or avoid violation of an Environmental
    Permit or an instruction or requirement of an Environmental Authority acting within its apparent authority, to contain or mitigate contamination that poses an immediate and substantial risk to human health or the environment or, if action were delayed, the likely result would be a significant increase in Environmental Cost otherwise to be reimbursed under
    Article 6.11.6;

(D) in exercising its rights to approve Environmental Costs for Environmental Matters as provided in Article
    6.11.10(B), the Seller acknowledges and agrees that it may be desirable, appropriate and reasonable for the Purchaser and members of the Purchaser`s Group to incur
    Environmental Costs, which would be subject to cost sharing hereunder, under voluntary action programs of Environmental Authorities, to address substantial risks to human health or the environment, to contain or mitigate contamination or pollution that, if action were delayed or denied, would likely result in substantially increased Environmental Costs otherwise to be reimbursed under Article 6.11.6 or violation of Environmental Laws or Environmental Permits, and to comply with Van Leer Corporate Environmental Policy in effect on the Closing Date, a copy of which is attached as Schedule 25 even without an order, directive, instruction or injunction of an Environmental
    Authority, and such circumstances may be the basis for approval of such Environmental Costs subject to cost sharing herein;

(E) the Purchaser or the Purchaser's Group may obtain the Seller's approval in accordance with this Article
    6.11.10 for Environmental Costs when (i) it is in doubt whether, or (ii) the insurer(s) have yet to acknowledge that, such Environmental Costs are qualifying for application against the Self-Insured Retention Amount and /or for payment or reimbursement under the Environmental Insurance Policy.

6.11.11	Any real estate, facility, site, leased premise, occupied
        premise, premise used or included in any contractual relationship, transport or operation of the Company's Group or the Industrial Products Division transferred to a third party, transferred to or retained by the Seller or the Consumer Packaging Division, or whose use ended (except for Property) during the period of time up to and including the Closing Date, shall be deemed as an Excluded Asset and all liabilities and costs including but not limited to Environmental Costs arising out of or relating thereto shall be governed by the indemnity in the third paragraph of Article 7.2 of this Agreement.

6.11.12	Except as fairly disclosed in the Environmental
        Disclosure Letter, the Seller makes the following representations and warranties in regard to this Article
        6.11 of the Agreement, all of which shall be renewed at and shall survive the Closing, and the Seller shall indemnify, defend, and hold harmless the Purchaser from any Environmental Cost not otherwise paid or reimbursed to the Purchaser under the Environmental Insurance Policy involving, concerning, arising out of, or relating to any breach of these representations and warranties:

(A) to the knowledge of the Seller, neither the Company nor its Subsidiaries have provided to any third party any indemnity relating to any Environmental Matter that could cause any Environmental Cost for the Company or any of the Subsidiaries;

(B) the Company and each of its Subsidiaries has obtained all Environmental Permits necessary to operate each of its facilities other than Environmental Permits the absence of which do not, individually or collectively, have material adverse consequences for the Company's Group taken as a whole; such Environmental Permits are in full force and effect; and the Company and each of its Subsidiaries has at all times conducted its operations in compliance with such Environmental Permits, except for violations which individually or collectively do not have a material adverse consequence for the Company's Group taken as a whole;

(C) to the knowledge of the Seller, the Company and each of its Subsidiaries is in substantial compliance with the Environmental Laws, except for violations which individually or collectively do not have a material adverse consequence for the Company's Group taken as a whole;

(D) there is no pending litigation or administrative adjudacatory proceeding against the Company or any of its Subsidiaries relating to any Environmental Matter that could cause material Environmental Costs;

(E) the Seller has no knowledge of criminal or civil actions for, notice-of-violation, or summons to, or court, regulatory or administrative adjudacatory proceeding against, the Company or any Subsidiary relating to a violation of any of the Environmental Laws or any Environmental Matter that could cause any Environmental Costs; and except for such actions, notices, summonses or proceedings which individually or collectively do not have a material adverse consequence for the Company's Group taken as a whole, no such actions or proceedings exist;

(F) there exists no Environmental Matter caused by nor any violation by the Company or any of its Subsidiaries of any of the Environmental Laws and, to the knowledge of the Seller, there exists no Environmental Matter nor violation of Environmental Laws by any third party, that
    (i) could disrupt the operations of any facility of the Company or any Subsidiary and (ii) has material adverse consequences for the Company's Group taken as a whole; and

(G) [note: intent is to draft language around provisions in insurance policy and applications, which language is to be agreed prior to Closing with reference to the Environmental Insurance Policy and applications].2

For the avoidance of doubt, the Seller's liability to the Purchaser under this Article 6.11.12 shall not be subject to the provisions of Articles 6.1 through 6.9., except for
Article 6.6(i)(a). For purposes of Article 6.11.12, knowledge shall have the meaning in Schedule 4 (i).

2-Warranty to deal with the provision of information to the insurers

Claims under Article 6.11.12 (B) , (C), (D), (E) and (F) shall be subject to cost sharing with the Purchaser being responsible for 30% and the Seller being responsible for 70% of the amount of each such claim. Claims under Article
6.11.12 (A) and (G) shall not be subject to cost sharing and the Seller shall be responsible for each entire claim.

6.11.13	The Purchaser shall not be entitled to claim against
        the Seller under this Article 6.11 unless the Seller has been given notice of such claim under this Article 6.11 on or before the 10th annual anniversary date of the Closing Date. For avoidance of doubt, for any claims under Article
        6.11 properly noticed within such ten (10) year period , Environmental Costs and other damages and expenses may be recovered from the Seller even though incurred after the 10th annual anniversary of the Closing Date, provided legal proceedings under Article 14.2 have been commenced by the Purchaser against the Seller with regard to such claim within six (6) months after the 10th annual anniversary date.

6.11.14	No claims by the Purchaser under Article 6.11 shall be
        made against the Seller unless such claim is in excess of US$ 5,000 for all amounts caused by the same fact or facts, provided that, once the US$ 5,000 threshold has been satisfied, then all qualified Environmental Costs shall be subject to reimbursement as provided in Article 6.11. Such minimum amount for claims shall also apply when claims are to be taken into account for the purpose of determining whether the US$ 10 million limit referred to in Article
        6.11.6 has been reached.

6.11.15	In determining the Environmental Costs for the purposes
        of reimbursement under Article 6.11 such amounts shall be reduced by the positive effect, if any, of Tax refunds or reductions actually received, provided that such Tax refunds or reductions are caused by the same fact or facts which gives or give rise to the claim in relation to the Environmental Costs and provided further that there will be no such reduction of any Environmental Costs to the extent that receipt of any reimbursement for such Environmental Costs would be taxable income for the Purchaser.

ARTICLE 7 PRE-CLOSING COVENANTS

7.1 Conduct of Business

The Seller agrees and will take measures to ensure that until the Closing Date the Company and/or any of the Subsidiaries will not without the prior written consent of the Purchaser, in so far as the Industrial Packaging Division is concerned:

(i) enter into any material agreement or assume any material obligation or liability relating to their assets, their business and/or their financial condition other than in the ordinary course of business as the same has been conducted prior to the date of this Agreement;

(ii) enter into any transaction or take any action which, if effected or performed prior to the date of this Agreement, would constitute a material breach of the Seller's Representations and Warranties; whereby for the purpose of this Article 7.1 "material" should be interpreted taking into account the Company's Group as a whole; or

(iii) enter into any transaction or take any action that would result in or create a redundancy or severance liability or obligation for the Company or the Subsidiaries that is not satisfied in full prior to the Closing except in the ordinary course of business and except with the prior written consent of the Purchaser; provided however if any litigation ensues regarding such liability or obligation and is not resolved with all redundancy or severance amounts and related legal and other costs paid prior to the Closing, the Seller shall indemnify the Purchaser and hold the Purchaser harmless against any direct damage (including reasonable costs and expenses including attorneys fees but excluding lost profits and consequential damages) incurred by the Purchaser and/or the Company's Group as the result of the foregoing.

Any agreement, obligation, liability, transaction or action relating to the direct or indirect transfer of the Consumer Packaging Division and the Excluded Assets by the Company to the Seller or any group company of the Seller (other than the Company's Group) and/or relating to the transfer of the Included Assets and Subsidiary Shares not yet held by the Company's Group into the Company's Group is explicitly excluded from this Article 7.1.

7.2 Reorganisation

Prior to the Closing, the Seller shall cause the following actions to be taken (collectively, the "Reorganisation"):

(a) cause the Company and its Subsidiaries to contribute and transfer to other legal entities owned or controlled by the Seller (other than entities within the Company's Group) all right, title and interest in and to any and all Excluded Assets, whether tangible or intangible and whether fixed, contingent or otherwise, including but not limited to all of the capital stock of the Company's subsidiaries that are not Subsidiaries, to the extent that any of the foregoing is not held legally and beneficially by such other entities and to assume or cause such other entities to assume any and all liabilities included in the Excluded Assets of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise; and

(b) cause the Seller and its subsidiaries, excluding the Company's Group, to contribute and transfer to the Company's Group all right, title and interest in and to any and all of the Included Assets, whether tangible or intangible and whether fixed, contingent or otherwise, and the Subsidiary Shares, to the extent any of the foregoing is not yet held legally and beneficially by the Company's Group and cause the Company and the Subsidiaries to assume any and all liabilities included in the Included Assets of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise.

A description of the Reorganisation is attached as Schedule 8
(i). The Seller and the Purchaser will negotiate in good faith in order to reach agreement as soon as practicable but ultimately before Closing on the details of the implementation of the Reorganisation in the USA, France and Brazil and in such other countries where a re-evaluation of the proposed scheme may become desirable for both Parties. The Seller will exercise its reasonable best efforts to cause the transfer of the Consumer Packaging Division and the Excluded Assets by the Company or the relevant Subsidiary to other legal entities within the group of the Seller (excluding the Company's Group) and to transfer the Included Assets (including the Subsidiary Shares) not yet held by the Company's Group to the Company's Group as described above under (a) and (b) before the Closing Date. To the extent this shall not have been completed on or before the Closing, the Company shall, as from Closing, have beneficial title ("economische gerechtigdheid") to all such Included Assets and Subsidiary Shares, legal title ("juridische gerechtigdheid") of which has not yet been transferred to the Company's Group, and the Seller shall, as from Closing, have beneficial title to the Consumer Packaging Division and all Excluded Assets, legal title of which has not yet been transferred by the Company or the relevant Subsidiary to the Seller's group (excluding the Company's Group), and the Seller and the Purchaser shall jointly co-operate to achieve the transfer of such legal title in the most expeditious and effective manner. To that effect and to provide for arrangements as to liabilities which are to be transferred in accordance with this Article 7.2 but from which the transferor has not yet been released by any relevant third party, the Parties shall on the Closing Date sign an agreement substantially in the form as set out in Schedule 9. 3

As from the Closing, the Seller will indemnify and keep the Purchaser and any member of the Company's Group harmless from and against any liability, costs or damages relating to or constituting any of the Excluded Assets or resulting from the Reorganisation (other than liabilities transferred as Included Assets pursuant to the Reorganisation), including but not limited to any Tax liability caused by, resulting from or attributable to the Reorganisation or the Consumer Packaging Division save (i) for the avoidance of doubt, to the extent these amounts have been taken into account for the establishment of the Purchase Price pursuant to Articles 3 and 4 hereof (i.e. led to a reduction of the Provisional Purchase Price) or as a result of any claim(s) under the Seller's Representations and Warranties and (ii) save in relation to the Reorganisation steps as set out in Schedule 8
(ii). Without prejudice to the Purchaser's rights under the Seller's Representations and Warranties and other indemnities pursuant to this Agreement , as from the Closing, the Purchaser will indemnify and keep the Seller and any of the members of the Seller's group (excluding the Company's Group) harmless from and against any liability relating to or constituting any of the Included Assets, including but not limited to any Tax liability attributable to the Industrial Packaging Division. For the avoidance of doubt, it is explicitly agreed that the liability of the Seller or the Purchaser pursuant to this Clause 7.2 is not subject to the provisions of Article 6.1 through 6.7.

The Purchaser shall procure that the Seller, upon the Seller's reasonable request, shall at all times after the Closing have access to and obtain copies of all books and records relating to the Consumer Packaging Division.

3- The Excluded Assets shall include the rights and obligations of the Company of the agreement between it and Illinois Tool Works, Inc. ("ITW") dated as of August 7,2000 pursuant to which the the Company sold VLF Holding, Van Leer Flexibles N.V. and Van Leer Flexibles (Tx) Inc. to
   ITW. Seller shall cause this agreement to be assigned to itself or a company in the Consumer Packaging Division and use its best efforts to have ITW consent thereto and release the Company from any obligations thereunder.

7.3 Access to Information and Properties

Between the date of this Agreement and the Closing Date, the Seller will upon reasonable advance notice (i) give the Purchaser and its authorised representatives reasonable access, during regular business hours, to the main offices and other main facilities of the Company and the Significant Subsidiaries used in connection with the Industrial Packaging Division and permit the Purchaser to make such reasonable inspections of such offices and facilities as it may require; and (ii) allow the Purchaser and its authorised representatives reasonable access to the key management of the Company and the Significant Subsidiaries. The Seller will cause the Company's Group to fully co-operate in connection with the foregoing activities.

7.4 Belgian Coordination Center

The Parties agree that Van Leer Coordination Center N.V. will as at signing of this Agreement remain on Annex 6 (i); however, the Seller shall use its reasonable best efforts to transfer this company to the Consumer Packaging Division prior to Closing. If such transfer shall not have occurred prior to Closing, the Seller shall hold the Purchaser harmless against all costs actually incurred by the Purchaser in connection with the closing down of this company.

7.5 Supervisory Board Van Leer Netherlands B.V.

At Purchaser's request, the Seller shall use its reasonable best efforts prior to Closing to obtain the resignations of the supervisory directors of Van Leer Netherlands B.V..

ARTICLE 8 CONDITIONS PRECEDENT

8.1 Conditions Precedent to the Obligations of both Parties

The obligations of the Purchaser and the Seller to proceed with Closing in order to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or to the waiver by the Purchaser and the Seller on or prior to the Closing Date of each of the following conditions:

(a) (i) all material approvals, licences, exemptions, clearances and permissions from national, international or supra-national authorities or other public authorities in any juridiction required in connection with the transactions contemplated by this Agreement and the related change of control over the Company's Group have been obtained while
    (ii) neither any national, international or supra-national authority nor any other public authority in any jurisdiction will have implemented or announced steps which could materially impede the transactions contemplated by this Agreement and the related change of control over the Company's Group or which could in any other way have material adverse consequences for the Purchaser and/or the Company's Group and/or the Seller and (iii) all such waiting periods as apply pursuant to applicable legislation will have expired during which national, international or supra-national authorities or other public authorities in any jurisdiction may implement or announce such steps as referred to above or during which any such authorities may raise objections against the transactions contemplated by this Agreement and the related change of control over the Company's Group;

(b) no action or proceeding by or before any court of law or arbitral tribunal or any governmental, provincial or municipal administrative body or authority or otherwise has been taken or instituted against the Purchaser or the Company's Group or the Seller, which may restrain, prohibit, invalidate or otherwise affect the transactions contemplated by this Agreement or which may have such a material influence on the assets, the business and/or the financial position of the Company's Group or the Seller that the Purchaser or the Seller, as the case may be, should such action or proceeding have been taken or instituted or threatened on or before the date hereof, would not have entered into this Agreement on the same or similar conditions.

(c) the Stichting Van Leer Group Foundation (the "Foundation") shall have failed to exercise, or shall have notified the Seller unconditionally and irrevocably that it does not invoke or that it waives, its right of first refusal to purchase the Industrial Packaging Division of the Company, and the Foundation shall have transferred to the Company legal and beneficial title to its share ownership interest in the special purpose B.V. company holding legal title to the Van Leer trademark, logo and related intellectual property rights (collectively, the "Stichting Right of First Refusal");

(d) the Environmental Insurance Policy referred to in Article
    6.11 will have entered into force to provide the insurance cover required under Article 6.11 as from the Closing Date;

(e) a detailed pension plan arrangement (per Article 9.4) shall have been agreed upon; and

(f) the Parties shall have reached agreement on the implementation of the Reorganisation as referred to in
    Article 7.2.

8.2 Conditions Precedent to the Purchaser's Obligations

The obligations of the Purchaser to proceed with Closing in order to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or to the waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

(a) all actions, corporate or otherwise, required to be taken by the Seller prior to the completion of the transactions contemplated by this Agreement have been taken;

(b) the Purchaser shall have received a legal opinion in the form as attached as Schedule 10 (i) relating to the Seller.

8.3 Conditions Precedent to the Seller's Obligations

The obligations of the Seller to proceed with Closing in order to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or to the waiver by the Seller on or prior to the Closing Date of each of the following conditions:

(a) all actions, corporate or otherwise, required to be taken by the Purchaser prior to the completion of the transactions contemplated by this Agreement have been taken;

(b) the Seller shall have received a legal opinion in the form as attached as Schedule 10 (ii) relating to the Purchaser.

8.4 Fulfilment of Conditions Precedent

The Seller and the Purchaser will, from the date hereof to the Closing Date, each use their reasonable best efforts to cause the conditions precedent referred to in this Article 8 to be satisfied. Without limiting the generality of the foregoing, the Seller and the Purchaser will use their respective reasonable best efforts to obtain all consents, waivers and clearances of all third parties and governmental or regulatory authorities or otherwise which are necessary or advisable to complete and make effective the transactions contemplated by this Agreement.

8.5 Material Breach

If at any time prior to Closing:

(a) a material breach of the Seller's Representations and Warranties, having occurred prior to the date of this Agreement, shall come to the notice of the Purchaser; or

(b) there shall occur any act or event after the date of this Agreement which upon Closing would or might reasonably be expected to result in a material breach of any of the Seller's Representations and Warranties; or

(c) there is any material breach or non-fulfilment by the Seller of any of its covenants or other obligations under this Agreement,

which in any such case is incapable of remedy or, if capable of remedy, is not remedied by the Seller by the Closing Date or (if earlier) within five (5) days after notice thereof from the Purchaser requiring the same to be remedied, then in any such case (a "Termination Event") the Purchaser shall be entitled to elect by notice to the Seller not to proceed with Closing, in which event this Agreement shall terminate and Article 12.2 shall apply.

For the purposes of this clause 8.5 only a "material" breach means a breach representing a value, when calculated in monetary terms, in excess of US$ 62,000,000 (sixty two million US dollars).

If the Purchaser is entitled under this Article 8.5 to elect not to proceed with Closing but it elects that it will proceed with Closing, it will notify the Seller as soon as possible of such election. If in that event the Purchaser does not confirm to the Seller in its notification that it waives its rights to claim any Indemnification Amount in respect of the relevant Termination Event, the Seller shall be entitled to elect by notice to the Purchaser not to proceed with Closing, in which event this Agreement shall terminate and Article 12.2 shall apply and in which event the Seller shall, if the facts and circumstances that have caused such Termination Event were within the sole control of the Seller, pay to the Purchaser in immediately available funds all of Purchaser's out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed US$ 5 million.

ARTICLE 9 CLOSING

9.1 Place of Closing

The Closing shall take place on the Closing Date at the offices of NautaDutilh at Prinses Irenestraat 59, 1077 WV Amsterdam as of
10.00 a.m. or such other time as agreed between the Parties.

9.2 Settlement of intercompany debt

On or before the Closing Date, the Seller will undertake to cause the full settlement of all loans to the Consumer Packaging Division from the Company's Group (for a matter of reference the loans which are in the categories "Loans to HVL consumer companies" and "Loans to HVL consumer companies relating to separation of consumer" in note (3) of the Pro Forma Accounts), and all loans from the Consumer Packaging Division to the Company's Group (for a matter of reference the loans which are in the categories "Loans from HVL consumer companies" and "Loans from HVL consumer companies relating to separation of consumer" in note
(7) of the Pro Forma Accounts) except for any such intercompany debt between the Company on the one side and the Seller and/or Huhtamaki Finance Oy on the other side as referred to in the hypothetical calculations II and III of Schedule
19, and further except the Mexico related loan provided for in
Schedule 18. Any non-trade intercompany debts and receivables will be included in the settlement of intercompany debt as provided for in this Article 9.2.

The Purchaser or, as the case may be, the Seller shall cause to be settled at Closing the intercompany debt between the Company on the one side and the Seller and/or Huhtamaki Finance Oy on the other side as referred to in the hypothetical calculations II and III of Schedule 19.

9.3 Release of guarantees and indemnity

The Purchaser acknowledges that the Seller will cause to be released or withdrawn as from Closing or, in respect of statements of joint liability issued under Article 403 of Book 2 of the Netherlands Civil Code, as soon as possible thereafter, any guarantees, indemnities, letters of comfort or Encumbrances issued or incurred by the Seller or any of its group companies (excluding the Company's Group) for the benefit of any company belonging to the Industrial Packaging Division (including any such 403 statements). The Purchaser shall, if necessary, assume or take over from the Seller or such group company of the Seller all obligations pursuant to any such guarantees, indemnities, letters of comfort or Encumbrances. The Parties shall in reasonableness co-operate with each other in order to cause the release, withdrawal or assumption, as the case may be, of any such guarantees, indemnities, letters of comfort or Encumbrances issued or incurred by the Seller or such group company of the Seller. Without prejudice to the Purchaser's rights under the Seller's Representations and Warranties and other indemnities pursuant to this Agreement, the Purchaser will indemnify and keep the Seller and any of its group companies (excluding the Company's Group) harmless from and against any liability, resulting from such guarantees, indemnities, letters of comfort or Encumbrances for the period preceding their release, withdrawal or assumption, as the case may be (including but not limited to any residual liability pursuant to Article 404 of Book 2 of the Netherlands Civil Code).

The Seller acknowledges that the Purchaser will cause to be released or withdrawn as from Closing or, in respect of statements of joint liability issued under Article 403 of Book 2 of the Netherlands Civil Code, as soon as possible thereafter, any guarantees, indemnities, letters of comfort or Encumbrances issued or incurred by the Company's Group for the benefit of any company belonging to the Consumer Packaging Division (including any such 403 statements). The Seller shall, if necessary, assume or take over from such company of the Company's Group all obligations pursuant to any such guarantees, indemnities, letters of comfort or Encumbrances. The Parties shall in reasonableness co-operate with each other in order to cause the release, withdrawal or assumption, as the case may be, of any such guarantees, indemnities, letters of comfort or Encumbrances issued or incurred by the Company's Group. The Seller will indemnify and keep the Purchaser and any of the companies of the Company's Group harmless from and against any liability, resulting from such guarantees, indemnities, letters of comfort or Encumbrances for the period preceding their release, withdrawal or assumption, as the case may be (including but not limited to any residual liability pursuant to Article 404 of Book 2 of the Netherlands Civil Code).

9.4 Pensions

Schedule 14 hereto lists the enterprise pension funds in Australia, the United Kingdom, the United States of America, South Africa, Nigeria, Kenya and Zimbabwe (the "Industrial Pension Funds") which presently provide for the pensions of (former) employees in the Industrial Packaging Division and of (former) employees in the Consumer Packaging Division. After the Closing the Industrial Pension Funds will remain with the Industrial Packaging Division and after a transitional period (the "Transitional Period") which will commence at Closing and end ultimately on the date falling six months after the Closing Date the Industrial Pension Funds will cease to provide for the pensions of active employees in the Consumer Packaging Division. Furthermore, Schedule 15 lists the active employees who are a member of the Industrial Pension Funds and who are presently employed by the Consumer Packaging Division in Australia, the United Kingdom, the United States of America, South Africa, Nigeria, Kenya and Zimbabwe, hereinafter referred to as the "Consumer Employees"). Benefits which become due and payable to Consumer Employees during the Transitional Period will be paid by the Industrial Pension Fund, and the Seller will make contributions to the Industrial Pension Fund equal to the normal cost of such plans for all Consumer Employees for the Transitional Period, as determined by the actuary to the Industrial Pension Fund appointed by the Purchaser in accordance with the local country laws and practices ("Plan Actuary"). Consumer Employees will cease being plan members at the end of the Transitional Period.

The parties agree that a value transfer ("waardeoverdracht") from the Industrial Pension Funds in respect of the Consumer Employees shall take place, which value shall be calculated as of the Closing Date as if the Consumer Employees would leave the employment of their employer as per such date, but increased by the Seller's contributions for Consumer Employees for the Transitional Period, and decreased by benefits paid and expenses and insurance premiums incurred during the Transitional Period for Consumer Employees, and then adjusted for interest at a rate determined by the Plan Actuary to reflect investment performance of the plan during the Transitional Period. Furthermore, the calculation of the amounts of the value transfer shall be on the basis of the actuarial and accounting practices and principles consistently applied by the relevant Industrial Pension Fund and in accordance with the rules of the relevant Industrial Pension Fund and local legislation. The Purchaser shall cause the relevant Industrial Pension Funds to transfer the amounts thus established to a pension fund and/or an insurer to be designated by the Seller within six months from the Closing.

Prior to Closing the parties hereto shall agree to a more detailed arrangement regarding the foregoing value transfer, which arrangement shall be based on the principles set forth in this Article 9.4.

9.5 Service Agreement

On the Closing Date the Parties shall sign a Service Agreement substantially in the form as attached hereto as Schedule 5.

9.6 Insurance Policies

For the avoidance of doubt, the Parties acknowledge that the insurance policies as listed on Schedule 11 will terminate in respect of the Industrial Packaging Division as per Closing. The Seller and the Purchaser will use their reasonable best efforts to agree prior to Closing on a suitable transition period arrangement together with the insurers with the objective of the least possible disruption to the operations of the Company's Group. Any claims arising out of events occurring prior to Closing will be the responsibility of the Seller and Seller will have to provide the required run-off insurance coverage. The Seller and the Purchaser will use their best efforts to agree on the best approach to implement these objectives in a timely manner.

9.7 Resignation of Directors

The Seller shall procure that at Closing, all persons acting on behalf of the Seller on any of the boards of the Company or any of the Subsidiaries will resign and the Purchaser shall procure that such resignations are accepted and that (without prejudice to the Purchaser's rights against Seller under the Seller's Representations and Warranties and other indemnities pursuant to this Agreement) such persons will be discharged at Closing for the performance of their duties up until Closing.

9.8 Custody Agreement

At Closing, the Parties and the Civil Law Notary shall sign a custody agreement in the form as attached as Schedule 26 (the "Custody Agreement") governing the terms and conditions upon which the Due Diligence Information will be given into the custody of the Civil Law Notary.

9.9 Further Closing actions to be taken

At the Closing the Parties shall further take such actions and shall sign and execute such documents and agreements as shall be required to be taken, signed or executed, in order to complete the transactions contemplated by this Agreement, and as will be listed in a separate Closing agenda that shall be signed by all Parties as evidence of all actions referred to therein having been taken and all documents and agreements listed therein having been duly signed and executed in the consecutive order set forth in such Closing agenda.

ARTICLE 10 NON-COMPETITION AND CONFIDENTIALITY

10.1 Non-Competition Seller

The Seller hereby agrees and undertakes that it will not:

(a) in any of the jurisdictions set forth in Schedule 12 without the prior written consent of the Purchaser for a period of three (3) years from the Closing Date as principal, consultant, sales representative, agent, distributor, shareholder, partner or in any other capacity whatsoever, either directly or indirectly solicit, endeavour to solicit, be engaged in or concerned with the conduct of any business involving the production of or the trading in any products, produced or traded, or the provision of services provided by the Industrial Packaging Division as produced, traded or provided as at Closing;

(b) for a period of three years from the Closing persuade, cause or attempt to persuade any employee or any sales representative or agent of the Company's Group to terminate his or her or their relationship with the Company's Group; or

(c) persuade, cause or attempt to persuade any customer, supplier of or other company or enterprise doing business with the Company's Group to terminate its relationship with the Company's Group or take any action that may result in the impairment of such relationship.

Notwithstanding anything to the contrary in this Article 10.1 the Seller shall not be deemed to have violated the terms of this
Article 10.1 as a result of (i) ownership by the Seller directly or indirectly of less than ten percent (10 %) of the outstanding shares of capital stock of any publicly traded company with one or more classes of capital stock listed on a national securities exchange or publicly traded market, or (ii) the purchase by the Seller directly or indirectly of any business which primarily is engaged in activities that do not fall under the scope of this
Article 10.1, but which business is engaged for a lesser part of its business in activities that do fall under the scope of this
Article 10.1, provided that the Seller first offers to the Purchaser the right to acquire such competitive business on terms and conditions and at the allocable share of the price paid pursuant to the Seller's acquisition thereof.

10.2 Non-Solicitation Purchaser

The Purchaser hereby agrees and undertakes that it will not for a period of three years from the Closing persuade, cause or attempt to persuade any employee or any sales representative or agent of the Consumer Packaging Division to terminate his or her or their relationship with the Consumer Packaging Division.

10.3 Confidentiality

Without prejudice to the provisions of the Confidentiality Agreement the Parties undertake not at any time subsequent to this Agreement to divulge or communicate to any company, person or entity (other than to the other Party or the Company's Group, as the case may be, or to any of their directors or employees who need to acquire such knowledge in the performance of their duties or as directed or approved by the other Party in writing) any confidential information or information of an apparently confidential nature whatsoever concerning the business, affairs, accounts, dealings, transactions, customers, suppliers or business relations of the Industrial Packaging Division by the Seller and the Consumer Packaging Division by the Purchaser or, to the extent it has learned such information in negotiating this Agreement, of the other Party, except:

(a) to the extent required by applicable law or stock exchange rules or by any competent authority but in that case only after consultation with the other Party about the timing and content of such disclosure;

(b) to its professional advisers under conditions of confidentiality and only to the extent necessary for advising such Party; or

(c) to the extent that such information is at the date hereof or hereafter becomes public knowledge other than through improper disclosure by any person.

10.4 Name Van Leer and Huhtamaki

The Seller shall exercise its reasonable efforts to cease the use of the name "Van Leer" by itself and its subsidiaries (excluding the Company's Group) within a reasonable period after Closing not to exceed nine months, during which the Seller and its subsidiaries shall be allowed to continue to use the name "Van Leer". The name "HVL", wherever used (including in any domain name) shall remain with the Seller. The Seller shall forward to the Purchaser all e-mails and other correspondence that concern the Industrial Packaging Division and that are received by the Seller (or any of its subsidiaries, excluding the Company's Group) in the period two months following the Closing Date.

The Purchaser shall exercise its reasonable efforts to cease the use of the names "Huhtamaki" and "Huhtamaki" by itself and the Company's Group within a reasonable period after Closing not to exceed 9 months during which the Purchaser and the Company's Group shall be allowed to continue to use the names " Huhtamaki" and "Huhtamaki". The Purchaser shall forward to the Seller all e-mails and other correspondence that concern the Consumer Packaging Division and that are received by the Purchaser or any of its subsidiaries in the period two months following the Closing Date.

ARTICLE 11 ANNOUNCEMENT

11.1 Disclosure

No Party shall make any disclosure to any third party about this Agreement, its contents or any other agreement referred to in this Agreement without the prior consent of the other Party except:

(a) to the extent required by applicable law or stock exchange rules or by any competent authority but in that case only after consultation with the other Party about the timing and content of such disclosure; or

(b) to its professional advisers under conditions of confidentiality and only to the extent necessary for advising such Party.

11.2 Press release

Upon signing of this Agreement, the Parties shall issue separate press releases in the form as attached as Schedule 13.

ARTICLE 12 TERMINATION

12.1 Termination

This Agreement may only be terminated and the transactions contemplated hereby may be abandoned as follows:

(a) at any time prior to Closing by mutual written agreement of the Parties; or

(b) by each Party if the Closing is not completed on or before six months from the date of this Agreement other than as a result of a breach of this Agreement by the terminating
    Party; or

(c) by the Purchaser or the Seller, as the case may be, in the situation referred to in Article 8.5; or

(d) (i) by the Purchaser or the Seller at any time after (x) the Stichting Right of First Refusal is invoked or exercised by Stichting Van Leer Group Foundation prior to expiration of its period of validity and in accordance with its terms and
    (y) the Seller has entered into a binding share purchase agreement with the Stichting Van Leer Group Foundation or
    (ii) by the Purchaser if the Seller and the Stichting Van Leer Group Foundation have failed to enter into such an agreement by the 45th day after the invocation or exercise of the Stichting Right of First Refusal.

12.2 Effect of Termination

In the event of this Agreement being terminated pursuant to the provisions of this Article 12, this Agreement (with the exception of Article 10.3 (Confidentiality), Article 11 (Announcements), this Article 12 (Termination) and Articles 13 (Miscellaneous) and 14 (Governing Law and Disputes), which shall survive any termination of this Agreement indefinitely) shall become null and void and have no effect and the transactions contemplated under this Agreement shall be abandoned, without any liability on the part of any Party and/or the directors, shareholders, heirs, assigns or personal representatives of any party in respect of this Agreement, other than:

(a) the liability on the part of each Party for its own expenses incurred in connection with the preparation of the transactions contemplated by this Agreement; and

(b) the liability of either Party to the other Party for damages and/or costs incurred by such other Party as a result of this Agreement being terminated due to or in connection with the liable Party failing to fulfil any of its obligations contemplated in this Agreement; and

(c) solely with respect to termination pursuant to Section 12.1(d) (i) or (ii), within fifteen (15) days after any such termination the Seller shall pay to the Purchaser in immediately available funds US$ 10 million plus all of the Purchaser's out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed US$ 5 million.

ARTICLE 13 MISCELLANEOUS

13.1 Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes any and all earlier and/or contemporaneous agreements and understandings, either verbally or in writing, between the Parties except for the Confidentiality Agreement. The English version of this Agreement is binding and any translation thereof will not be taken into account for the purpose of interpreting or construing this Agreement.

13.2 Further Assurance

If at any time after the Closing Date any further action is necessary or desirable in order to carry out the purposes of and give full effect to this Agreement and to secure to each Party the full power of the rights and remedies conferred upon it in this Agreement, the proper directors or other representatives of the Purchaser or the Seller, as the case may be, shall execute and deliver any further instruments or documents and take all such necessary action that may reasonably be requested from any of them.

13.3 Changes

Changes to this Agreement can only be validly made and shall come into force only when agreed upon in writing between the Parties and when duly signed by all Parties. Waivers of any rights or claims can only be validly made when confirmed in writing by the waiving Party in accordance with the provisions of Article 13.9 hereof.

13.4 Invalid Provisions

In the event that any of the provisions contained herein shall be deemed invalid or unenforceable, then the remaining provisions shall remain valid and enforceable and be construed as if any such invalid or unenforceable provision was not contained herein; and the Parties shall forthwith replace any such invalid and unenforceable provision by a provision which as closely as possible meets the intention of the Parties when agreeing upon the original provision.

13.5 Descriptive Headings

The descriptive headings of this Agreement are for the sake of convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement.

13.6 Expenses

Except as provided herein, each Party will bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated thereby.

13.7 No Implied Waivers

No failure or abstention whatsoever of either Party to take any action in the event of a breach of any of the provisions of this Agreement by the other Party and/or in the event of the occurrence of events enabling the Purchaser to make a claim under any of the Seller's Representations and Warranties or the Seller to make a claim under the Purchaser's Representations and Warranties shall be considered to constitute a waiver by such Party of any rights it may have under this Agreement or applicable law.

13.8 No Rescission

The Parties hereby waive their rights under Sections 6:265 ff. of the Netherlands Civil Code to claim rescission ("ontbinding") of this Agreement and their rights to claim annulment
("vernietiging") of this Agreement unless such rescission is claimed pursuant to Article 12.1.

13.9 Notices

Any notice or communication required to be delivered to either
Party pursuant to or in connection with this Agreement shall be delivered by hand or be given by registered mail with acknowledgement of receipt or by facsimile (and with copy per mail) to the addresses set forth below:

If to the Purchaser:

Greif Bros. Corporation
425 Winter Road
Delaware, Ohio 43015
U.S.A.
Attn: William Sparks
Fax number: ++ 1 740 549-6101

With copy to:

Baker & Hostetler LLP
Capitol Square, Suite 2100
65 East State Street
Columbus, Ohio 43215-4260
U.S.A.
Attn: Daniel J. Gunsett
Fax number: ++ 1 614 462-2616

If to the Seller:
Huhtamaki Van Leer Oyj - Finland
Lansituulentie 7
Espoo 02100
Finland
Attn.: Juha Salonen
Fax: ++ 358-9-660 622

With copy to:
NautaDutilh
Prinses Irenestraat 59
1077 WB  AMSTERDAM
The Netherlands
Attn.: Hein Hooghoudt
Fax: ++ 31 20 541 4548

or to such other address or representative as either Party may designate by means of a written notice to be sent to the other
Party from time to time.

13.10  Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assignees. This Agreement and each Party's respective rights and obligations hereunder may not be assigned by either Party without the prior written approval of the other Party, except that up to the Closing
Date:

(a) without the consent of the Seller, the Purchaser may assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries or designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder; provided that the Purchaser nonetheless shall continue to remain responsible, in that case jointly and severally with such assignee, for the performance of all of its obligations hereunder; and

(b) without the consent of the Purchaser, the Seller may assign this Agreement to one of its wholly-owned subsidiaries, subject to the requirements of Article 2.1.

13.11  Civil Law Notary

The Purchaser has knowledge of the fact that the Civil Law Notary works with NautaDutilh, the firm that has advised the Seller in this transaction. With reference to article 10 of the Guidelines regarding Co-operation between Advocates and Notaries ("Richtlijnen met betrekking tot de samenwerking van notarissen onderling en met advocaten"), as determined by the board of the Dutch Royal Organisation of Notaries, the Purchaser herewith explicitly agrees that the Seller is assisted by NautaDutilh in relation to this Agreement and any agreements that may be concluded and any disputes that may arise in connection therewith.

13.12 	Counterparts

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

ARTICLE 14 GOVERNING LAW AND DISPUTES

14.1 Governing Law

This Agreement shall be construed in accordance with and be governed exclusively by the laws of the Netherlands.

14.2 Disputes

Any disputes arising out of or in connection with this Agreement and/or any other agreement related to this Agreement which cannot be settled by the Parties through amicable settlement, shall be resolved in accordance with this Article 14.2. If and to the extent that any dispute concerns Open Issues as referred to in
Article 4.3 (Closing Balance Sheet) then, if the Parties so agree, such dispute will be resolved in accordance with the binding advice procedure of Article 4.4. If the Parties cannot so agree and in respect of all other disputes, any such dispute will be finally and exclusively settled by arbitration in accordance with the rules of arbitration of the Netherlands Arbitration Institute ("Nederlands Arbitrage Instituut"), provided however that if and to the extent any dispute specifically concerns the establishing of the actuarial assumptions as referred to in Article 4.3, then such dispute will be resolved in accordance with the binding advice procedure set forth in said Article 4.3. The arbitration proceedings and all documents delivered to or by the arbitrators shall be in the English language and the arbitrators shall make their award in accordance with the rules of law. The venue for the proceedings shall be Amsterdam. Notwithstanding the foregoing, nothing in this Article 14.2 shall preclude either Party from applying for injunctive relief in summary proceedings ("kort geding") to the competent District Court in the Netherlands.

Thus agreed and signed in two original copies in Amsterdam on 27
October 2000.

HUHTAMAKI VAN LEER OYJ                        GREIF BROS. CORPORATION


/s/ Juha Salonen                              /s/ Michael J. Gasser
By: Juha Salonen                              By: Michael J. Gasser
Title: group general counsel                  Title: chairman and CEO


/s/ Evert Ariens
By: Evert Ariens
Title: group finance manager




                           FIRST AMENDMENT TO THE


               SHARE PURCHASE AGREEMENT DATED 27 OCTOBER 2000

                                  between

                           HUHTAMAKI VAN LEER OYJ

                               as the Seller



                                   and




                          GREIF BROS. CORPORATION

                             as the Purchaser


                    for the acquisition by the Purchaser
                    of the entire issued share capital of
                   Royal Packaging Industries Van Leer N.V.

                              NAUTADUTILH
                               Amsterdam

Place: Amstelveen/Espoo
Date: 5 January 2001


THE UNDERSIGNED:

(1) HUHTAMAKI VAN LEER OYJ, a company duly incorporated and validly existing under the laws of Finland, established and having its principal office in Espoo as the seller (the
    "Seller"); and

(2) GREIF BROS. CORPORATION, a corporation organised under the laws of the State of Delaware, USA, having its principal offices at 425 Winter Road, Delaware, Ohio, USA as the purchaser (the "Purchaser");

WHEREAS:

A. The Purchaser and the Seller have entered into an agreement dated 27 October 2000 regarding the sale and transfer of all shares in the capital of Royal Packaging Industries Van Leer
   N.V. (the "Agreement");

B. The earnings before interest and taxes ("EBIT") of the Industrial Packaging Division since the Pro Forma Accounts Date through 30 November 2000 and the prospects in respect of EBIT for the remaining part of the year 2000 deviate negatively from the EBIT of the Industrial Packaging Division which was estimated for such periods as per the date of signing of the Agreement (such deviation the "Negative Deviation"). Schedule A attached hereto purely for identification purposes contains the following information in respect of the Negative Deviation: (a) the actual EBIT of the Industrial Packaging Division for the period from 1 January 2000 through 30 November 2000; and (b) the estimate of EBIT of the Industrial Packaging Division for the period 1 January 2000 through 31 December 2000. The outlook for EBIT of the Industrial Packaging Division for 2001 deviates negatively from the outlook for EBIT of the Industrial Packaging Division which was estimated for 2001 as per the date of signing the Agreement (such deviation the "Reduced Outlook"). In consideration for the Negative Deviation and the Reduced Outlook, the Parties to the Agreement have agreed to a reduction of the Purchase Price;

C. The Parties wish to record their amendment to the Agreement in this Amendment Agreement;

NOW HEREBY AGREE AS FOLLOWS:

ARTICLE 1 DEFINITIONS

Capitalised terms used in this Amendment Agreement and not otherwise defined herein shall have the meanings set forth in the Agreement.

ARTICLE 2 PURCHASE PRICE

The Parties hereto hereby agree that Article 3.2, third and fourth paragraph, of the Agreement is hereby amended and shall read as follows:

"The Provisional Purchase Price shall be a sum equal to US$ 555,000,000 (five hundred and fifty five million US dollars) minus the Estimated Net Outstanding Indebtedness, if it represents a negative amount, or plus the Estimated Net Outstanding Indebtedness, if it represents a positive amount, and shall be increased, if the Estimated Net Working Capital is higher than the Pro Forma Accounts Net Working Capital, or shall be decreased, if the Estimated Net Working Capital is lower than the Pro Forma Accounts Net Working Capital, by the difference between the Estimated Net Working Capital and the Pro Forma Accounts Net Working Capital.

If the Provisional Purchase Price for the shares would exceed US$ 555,000,000 (five hundred and fifty five million US dollars), the Seller will cause the Company to declare a dividend payable to the Seller in an amount which is equal to the lower of (i) such excess and (ii) the amount of the distributable reserves of the Company in order to reduce the Provisional Purchase Price with the amount of such dividend. The Seller and/or Huhtamaki Finance Oy will make a loan to the Company to the extent there is not sufficient cash in the Company's Group to pay the aforementioned dividend. The amount of such loan will be taken into account by the Seller in calculating and estimating the Estimated Net Outstanding Indebtedness."

ARTICLE 3 ACKNOWLEDGEMENT AND WAIVER

The Purchaser hereby expressly confirms and agrees that from and after the date hereof it shall have no claim whatsoever under the Agreement, including but not limited to the Seller's Representations and Warranties or any indemnities of the Seller thereunder, due to or as a result of the Negative Deviation, the Reduced Outlook, or the actual EBIT of the Industrial Packaging Division for 2001 up to Closing. In particular, and without prejudice to the Seller's position that these Articles are not applicable anyway, the Purchaser confirms that it has no claim under Article 8.5 of the Agreement or under Section 7.1 of the Seller's Representations and Warranties with respect to the Negative Deviation, the Reduced Outlook, or the actual EBIT of the Industrial Packaging Division for 2001 up to Closing. If and to the extent that the Purchaser could nevertheless be said to have any such claim under the Agreement, including but not limited to the Seller's Representations and Warranties, it hereby expressly waives in favour of the Seller all of its rights in respect of any such claim.

ARTICLE 4 MISCELLANEOUS

4.1 If and to the extent there is a material adverse change in the Negative Deviation which occurs and becomes known to the Parties before Closing, then, only with respect to such excess deviation from the Negative Deviation, Article 3 hereof shall not apply and the Seller and the Purchaser shall not be prejudiced in any of their respective other rights under the Agreement and this Amendment Agreement, provided, however, that no write-offs or other non-recurring items, whether already stated in item (b) of Schedule A or included in the year to date 30 November 2000 results or otherwise, will for the purposes hereof be taken into account in respect of the determination of the actual results for the entire year 2000.

4.2 Articles 1.2, 10.3, 11, 13 and 14 of the Agreement apply mutatis mutandis to this Amendment Agreement and are considered to be repeated and included herein.

Thus agreed and signed in two original copies on 5 January 2001.

HUHTAMAKI VAN LEER OYJ                       GREIF BROS.  CORPORATION


/s/ Juha Salonen                             /s/ Michael J. Gasser
By: Juha Salonen                             By: Michael J. Gasser
Title: Group General Counsel                 Title: Chairman and CEO


/s/ Timo Salonen
By: Timo Salonen
Title: Chief Financial Officer


                          SECOND AMENDMENT TO THE


              SHARE PURCHASE AGREEMENT DATED 27 OCTOBER 2000

                                  between

                           HUHTAMAKI VAN LEER OYJ

                                as the Seller



                                    and




                          GREIF BROS. CORPORATION

                              as the Purchaser




                   for the acquisition by the Purchaser
                   of the entire issued share capital of
                   Royal Packaging Industries Van Leer N.V.

                                NAUTADUTILH
                                 Amsterdam

Place: Amsterdam
Date: 28 February 2001

              SECOND AMENDMENT TO THE SHARE PURCHASE AGREEMENT

                           DATED 27 OCTOBER 2000


THE UNDERSIGNED:

(1) HUHTAMAKI VAN LEER OYJ, a company duly incorporated and validly existing under the laws of Finland, established and having its principal office in Espoo as the seller (the
    "Seller"); and

(2) GREIF BROS. CORPORATION, a corporation organised under the laws of the State of Delaware, USA, having its principal offices at 425 Winter Road, Delaware, Ohio, USA as the purchaser (the "Purchaser");

WHEREAS:

A. The Purchaser and the Seller have entered into an agreement dated 27 October 2000 regarding the sale and transfer of all shares in the capital of Royal Packaging Industries Van Leer
   N.V. (the "Agreement");

B. The Parties have entered into a First Amendment to the Agreement on 5 January 2001;

C. Article 4.3 and certain other Articles of the Agreement provide that the Parties will reach further agreement in respect of certain matters prior to Closing;

D. The Parties have reached agreement on such matters as referred to in Article 4.3 and such other Articles of the Agreement;

E. The Parties wish to record their agreement in respect of such matters mentioned in recital (D) hereof in this Second
   Amendment Agreement;

NOW HEREBY AGREE AS FOLLOWS:

ARTICLE 1 DEFINITIONS

Capitalised terms used in this Second Amendment Agreement and not otherwise defined herein shall have the meanings set forth in the Agreement.

ARTICLE 2 SEPARATE CLOSING  AND PURCHASE PRICE ALLOCATION

2.1 Separate Closing

The Agreement provides that the shares in the capital of Royal Packaging Industries Van Leer N.V. (the "Company") will be transferred to the Purchaser on the Closing Date. In deviation from such provision, the Parties agree that, in addition to the transfer of the shares in the Company, certain shares in certain companies, as listed below, shall be transferred at the Closing Date on the same terms and conditions as are contained in the Agreement, but by way of separate transfers under applicable local law:

(i)	France

a. Van Leer France Investments Holding B.V. will transfer
   437,496 shares in the capital of Van Leer France Holding
   S.A.S. to Greif France Holding S.A.S., resident in France.

b. Van Leer France Investments B.V. will transfer 4 shares in the capital of Van Leer France Holding S.A.S. to Greif France
   Holding S.A.S., resident in France.

c. The 437,500 shares in the capital of Van Leer France Holding S.A.S. referred to immediately above currently constitute, and on the Closing Date will constitute, all of the issued and outstanding shares in the capital of Van Leer France Holding S.A.S.

d. Van Leer France Holding S.A.S. shall be and hereby is added to the list of Subsidiaries of Annex 6 of the Agreement.

(ii)	Germany

4 P Verpackungsgruppe B.V. & Co. Holding KG has transferred all issued and outstanding shares with a nominal value of 50 DM each held by it in the capital of Van Leer Grundstucksverwaltungs GmbH to the Company. The transfer tax due in respect of this transfer shall be paid by the Purchaser, provided, however, that if the Purchaser or any of its Group Companies will be assessed twice for transfer tax in respect of Van Leer Grundstucksverwaltungs GmbH, the Seller shall reimburse the Purchaser for such second tax assessment.

(iii)	United States of America

a. Van Leer Holding Inc. will transfer all issued and outstanding shares in the capital of American Flange &
   Manufacturing Company Inc. ("Flange & Manufacturing") to the
   Purchaser.

b. Van Leer Holding Inc. will transfer all issued and outstanding shares in Van Leer Containers Inc. ("Van Leer
   Containers") to the Purchaser.

c. The Parties agree that they shall jointly make (i) elections pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986 with respect to the purchase and sale of the shares in Flange & Manufacturing and Van Leer Containers and the deemed purchase and sale of subsidiaries of either corporations and (ii) all comparable elections under state and local Tax law, both as further to be recorded in the US Stock Purchase agreement in respect of those sales and transfers.

d. The Parties agree that no private letter ruling shall be sought from the tax authorities in the United States of America with respect to the tax basis of the assets of Flange & Manufacturing and Van Leer Containers on the Closing Date.

e. The Parties agree that a restructuring liability in the amount of USD 9,100,000 (nine million and one hundred thousand US Dollar) shall be included in the Closing Balance
   Sheet in respect of the tax consequences for the Purchaser of the election mentioned sub (c) above.

(iv)	Brazil

a. Feldreus Investments B.V. will transfer all but one of the issued shares in the capital of Huhtamaki Holding Ltda. to Greif Netherlands Holdings B.V. The one remaining share in the capital of Huhtamaki Holding Ltda. shall continue to be held by Mr. Signorelli.

b. Huhtamaki Holding Ltda. and Van Leer Holding S.A. shall be and hereby are added to the list of Subsidiaries of Annex 6 to the Agreement.

2.2 Discrepancies

In case of any conflict or discrepancy between the terms of the local agreements regarding the transactions mentioned in Article
2.1 hereof and the Agreement, including the First Amendment Agreement and this Second Amendment Agreement, the provisions of the Agreement, including the First Amendment Agreement and this Second Amendment Agreement, shall prevail.

2.3 Purchase Price Allocation

The amounts to be paid as purchase price for the shares which will be transferred separately in accordance with Article 2.1 hereof, are included in the amount of the Purchase Price as defined in the Agreement.

The Parties agree that the parts of the Purchase Price allocable to the shares mentioned in Article 2.1 in respect of USA, France and Brazil, are set out in Schedule AII.1 hereto.

The final consideration amounts paid in connection with the transactions in respect of the Reorganisation are listed in Schedule AII.2 hereto. The Purchaser's acknowledgement of such amounts shall have no effect on its right under Article 7.2 of the Agreement, including Seller's indemnity of the Purchaser contained therein.

The Parties undertake that they shall prepare all of their respective tax returns (belasting aangiften) in the respective countries in accordance with the allocation as contained in such Schedules AII.1 and AII.2.

2.4 Annex 6 and Schedules 8 (i) and 8(ii)

The Parties agree that there have been some changes in respect of the Subsidiaries since the date of the Agreement. Consequently, the Parties have agreed to update Annex 6 to the Agreement, which updated Annex 6 is attached to this Second Amendment Agreement and shall replace Annex 6 as attached to the Agreement.

The Parties agree that the Reorganisation has been carried out in the manner as set forth in the revised Schedule 8 (i), a copy of which is attached hereto and which revised Schedule 8 (i) will replace the Schedule 8 (i) as attached to the Agreement.

The Parties have further agreed to certain changes to Schedule 8
(ii) as set out in Schedule AII. 3 attached hereto.

2.5 Closing Balance Sheet Date

The Parties hereby agree that the Closing Balance Sheet Date shall be 28 February 2001.

ARTICLE 3 ENVIRONMENT

3.1 Third Party Claims Relating to Known Conditions Excluded from Insurance

The Parties were unable to obtain insurance coverage under the Environmental Insurance Policy for third party claims related to Environmental Matters identified in the Known Conditions Schedule, Endorsement 6 to the Environmental Insurance Policy. The Parties hereby amend the Agreement and agree that such third party claims shall not be subject to the Purchaser's obligation in Article 6.11.6(a) and shall be subject to immediate cost sharing under Article 6.11.6(b).

3.2 Seller's  Representation - Article 6.11.12.G

The following provision shall be deemed to have been inserted in Clause 6.11.12 (G) of the Agreement:

"The Seller has not made any material misrepresentation, which affects the insurability of the risk, towards the insurers under the Environmental Insurance Policy. The statements contained in the Declarations (as defined in the Environmental Insurance Policy) and any other supplemental materials and information submitted to ECS Underwriting, Inc. as a part of the application process or with the application, for the Environmental Insurance Policy are the Seller's agreements and representations. The statements and facts set forth in the application, including the supplemental materials and information, for the Environmental Insurance Policy towards ECS Underwriting,
Inc. and relied on by all insurers are true and no material facts have been suppressed or misstated therein."

ARTICLE 4 ARTICLE 4.3 OF THE AGREEMENT

4.1 Working capital amount in the Pro Forma Accounts

The Parties have acknowledged that there was a mistake in the Pro Forma Accounts which has an effect on the Pro Forma Accounts Net Working Capital and the Parties wish to correct such mistake. Consequently, the Parties hereby agree that the amount of the Pro Forma Accounts Net Working Capital as included in the Pro Forma Accounts shall be revised on the amount of EUR 205,344,000 (two hundred and five million and three hundred and forty four thousand Euro).

4.2 United States of America

(i)	Split dollar life statement

The Parties agree that the "Provisions for liabilities and other charges" in the Closing Balance Sheet will include the full liability for post-retirement benefits without netting out the value of the US cash surrender value life ("split dollar life") insurance policies, which are an asset of Van Leer Containers. As a consequence, the Estimated Net Outstanding Indebtedness is increased by USD 4,000,000 (four million US Dollar).

(ii)	Post retirement benefits statement

For the establishment of the Closing Balance Sheet medical inflation percentages shall be used for the United States of America of 7.25%, grading down 0.5% each year to an ultimate rate of 4.75%, using a discount rate of 7.5%. As a consequence, the Estimated Net Outstanding Indebtedness is increased by USD 2,000,000 (two million US Dollar).

4.3 The Netherlands, France and Germany

(i)	Back service pension liabilities in the Netherlands

The Parties acknowledge that the liability for unfunded back service pension liabilities in the Netherlands as of 31 December
1999 has been duly included in the Pro Forma Accounts.

(ii)	Funding of liabilities France

The Parties agree that the liability in France relating to the provision for medical and life insurance benefits for former employees between early retirement and age 65 and the liability in France relating to the benefits arising from the early retirement convention shall not be included under "Provisions for liabilities and other charges" in the Closing Balance Sheet.

(iii)	Funding of liabilities Germany

The Seller hereby represents and warrants to the Purchaser that the reserve in the Germany local accounts as at 31 December 1999 of DM 15,225,615 (fifteen million and two hundred and twenty five thousand and six hundred and fifteen German Mark) relates entirely to re-insurance assets. In reliance on the foregoing, the Purchaser agrees that the Pro Forma Accounts do not understate the pension liabilities in Germany as of 31 December 1999.

4.4 Full Agreement

The Parties acknowledge and agree that they have now reached full agreement on all issues which pursuant to Article 4.3 of the Agreement have to be agreed upon prior to Closing.

ARTICLE 5 PENSION

Article 9.4 of the Agreement provides that prior to Closing the parties shall agree on a more detailed arrangement regarding the value transfers mentioned in such Article 9.4 in respect of the Consumer Employees (as listed on Schedule 15). Such more detailed arrangement is set forth below and will be in addition to the mechanics already provided for in Article 9.4 of the
Agreement:

(i)	United States of America

The Parties have meanwhile agreed that Ken Andre will remain with the Industrial Packaging Division.

Steve Murphy has already left the relevant Industrial Pension
Fund.

Brad Kerle and Theo Kalifatidis are both expatriated Australians who have remained within the Australian pension fund. They shall be deemed to have been added to the Australia Chapter of the list of Consumer Employees (Schedule 15 to the Agreement).

Based on the above circumstances, the Parties agree that no value transfer has to take place in respect of Consumer
Employees in the United States of America.

(ii)	United Kingdom

All Consumer Employees listed on Schedule 15 under the heading "United Kingdom" will cease to be active members and become deferred members of the relevant Industrial Pension Funds as per the Closing Date, in accordance with the rules for leaving service of the relevant Industrial Pension Fund, being either the Van Leer (UK) Staff Pension Scheme or the Van Leer (UK) Works Pension Scheme. As per the Closing Date, these members will be entitled to take a transfer from their scheme on the normal cash equivalent basis in force at the date they transfer, which amount will be no less than the cash equivalent as at the date of transfer as defined in the Pension Schemes Act 1993. A value transfer ("waardeoverdracht") as provided for in Article 9.4, second paragraph, of the Agreement from the relevant Industrial Pension Funds shall take place in accordance with such provision.

(iii)	Australia

The Consumer Employees in Australia are members of the Van Leer Australia Salaried Staff Superannuation Plan ("VLASSSP"). Under the governing superannuation legislation (Superannuation Industry Supervision (SIS) Regulation 6.29), a transfer of a member's benefits from one fund to another must be with the consent of the member or the new fund must be a Successor Fund. A Successor Fund approach has been adopted by the Seller. The benefits of the Consumer Employees in Australia will be transferred to the Oceana Superannuation Fund ("OSF"). A deed of amendment to the VLASSSP trust deed was signed on 20 October 2000 to allow the trustee of the VLASSSP to transfer members to another fund if satisfied that the new fund can be regarded as a Successor Fund.

The OSF trust deed provides equivalent benefits for the transferring employees from VLASSSP. As a result, the Seller hereby warrants that members' accrued benefits in the VLASSSP can be transferred to the OSF as a Successor Fund without individual member consent being required.

The amount to be transferred to the OSF in respect of the transferring members will be the equitable share of the total defined benefit assets in the VLASSSP as at the date of transfer, including a share of any surplus. Assets representing members' Voluntary Contribution Accounts and Surcharge Offset Accounts are specifically allocated to individual members and would not form part of the equitable share calculation (but would be transferred in addition).

(iv)	South Africa

The two Consumer Employees listed on Schedule 15 under the heading "South Africa", i.e. A.J. Jardine and C.A. Reynecke, have both left the relevant Industrial Pension Fund since the date of the Agreement.

A.J. Jardine has retired and C.A. Reynecke has been transferred to an outside pension fund; a value transfer in respect of C.A.
Reynecke has already taken place.

Based on the above circumstances, the Parties agree that no value transfer has to take place in respect of Consumer
Employees in South Africa.

ARTICLE 6 VAN LEER COORDINATION CENTRE

The Parties confirm that the transfer of Van Leer Coordination Center N.V. (the "VLC Center") to the Consumer Packaging Division, as referred to in Article 7.4 of the Agreement, has not taken place on the date hereof and will not take place prior to Closing. The Purchaser agrees that it shall not close down VLC Center before 1 August 2001 but that it shall close down VLC Center as soon as practicable thereafter. Until closing down is completed, the Purchaser will procure that VLC Center will be run in its ordinary course of business consistent with the period before Closing. The Seller shall hold the Purchaser harmless against and shall reimburse the Purchaser upon its first request for all costs actually incurred by VLC Center or the Purchaser's Group of Companies in connection with (a) the operational costs of VLC Center, other than the salary costs of the employees listed in Annex AII.4 attached hereto (the "Industrial Employees") and (b) the closing down of VLC Center, provided that the Seller shall only be liable for dismissal costs up until 1 August 2002 and only in relation to the employees who (i) are employed by VLC Center as at Closing and are not Industrial Employees and (ii) following their dismissal, are not employed within Purchaser's group of companies. For the avoidance of doubt, the Purchaser shall have no obligation to employ, or offer employment to, within the Purchaser's group of companies, any employee who is currently employed by VLC Center.

ARTICLE 7 INSURANCE

Article 9.6 of the Agreement provides that the Seller and the Purchaser will use their reasonable best efforts to agree prior to Closing on a suitable transition period arrangement with respect to the insurance policies as listed on Schedule 11 which will terminate in respect of the Industrial Packaging Division as per Closing. The Parties hereby agree that no such arrangement is necessary and that consequently neither Party has any further obligation pursuant to such Article 9.6. except that any claims arising out of events occurring prior to Closing that would otherwise be covered by such terminated insurance policies, will be the responsibility of the Seller whether or not it obtains run-off insurance coverage.

ARTICLE 8 KENTUCKY REAL ESTATE

The Parties acknowledge that the fact that the Purchaser is aware of a potential problem in connection with the lease of the plant in Florence, Kentucky, will not prejudice the rights of the Purchaser under the Seller's Representations and Warranties or the indemnities as contained in the Agreement

ARTICLE 9 MISCELLANEOUS

Articles 1.2, 10.3, 13 and 14 of the Agreement apply mutatis mutandis to this Amendment Agreement and are considered to be repeated and included herein.

Thus agreed and signed in two original copies in Amsterdam on 28
February 2001.

HUHTAMAKI VAN LEER OYJ                      GREIF BROS. CORPORATION


/s/ Timo Salonen                            /s/ Michael J. Gasser
By: Timo Salonen                            By: Michael J. Gasser
Title: chief financial officer              Title: chairman and CEO


/s/ Juha Salonen
By: Juha Salonen
Title: group general counsel